UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Charter Communications, Inc.

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March 14, 2019

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at 6350 S. Fiddler’s Green Circle, 2nd Floor (Room C), Greenwood Village, CO 80111 on Tuesday, April 23, 2019 at 8:30 a.m. (Mountain Daylight Time).

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Charter.

Sincerely,

Thomas M. Rutledge

Chairman and Chief Executive Officer

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CHARTER COMMUNICATIONS, INC.

Date:	April 23, 2019
Time:	8:30 a.m. (Mountain Daylight Time)
Place:	6350 S. Fiddler’s Green Circle
2nd Floor (Room C)
Greenwood Village, CO 80111

Matters to be voted on:

1.	The election of thirteen directors, named in this proxy statement;

2.	A proposal to approve the Charter Communications, Inc. 2019 Stock Incentive Plan;

3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2019;

4.	To vote on two stockholder proposals described in the proxy statement if properly presented at the meeting; and

5.	Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

All stockholders of record at the close of business on February 22, 2019 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures.

By order of the Board of Directors,

Richard R. Dykhouse

Corporate Secretary

March 14, 2019

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 23, 2019. The 2019 notice and proxy statement and the 2018 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 14, 2019.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect thirteen directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To approve the Charter Communications, Inc. 2019 Stock Incentive Plan;

•	Proposal 3: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2019;

•	Proposal 4: To vote on a stockholder proposal regarding proxy access;

•	Proposal 5: To vote on a stockholder proposal regarding sustainability reporting; and

•	Proposal 6: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the thirteen directors, nominated by our board of directors and named in this proxy statement;

•	FOR the approval of the Charter Communications, Inc. 2019 Stock Incentive Plan;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2019;

•	AGAINST each of the stockholder proposals.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated thirteen directors for election, all of whom are currently serving on our board of directors. The thirteen directors who have been nominated by the board of directors and agreed to serve as directors are Ms. Goodman and Messrs. Conn, Jacobson, Maffei, Markley, Merritt, Meyer, Miron, Newhouse, Nair, Ramos, Rutledge and Zinterhofer.

Who can vote at the annual meeting?

As of the close of business on February 22, 2019 (the “Record Date”), a total of 224,971,942 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted or exchanged basis, are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common and preferred held by A/N may be converted or exchanged. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees, “FOR” the Company’s proposals as described above and “AGAINST” each of the stockholder proposals.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 3, but not on non-routine matters such as Proposals 1, 2, 4 or 5. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 3 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on the applicable proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Annual Meeting of Stockholders.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of the votes cast is required for approval of the matters in Proposals 1, 2, 3, 4 and 5. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the applicable proposal.

What are my choices in the proposals on the agenda?

On Proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee, “AGAINST” a nominee or you can abstain from voting. On Proposals 2, 3, 4 and 5 you can vote “FOR” a proposal, vote “AGAINST” a proposal, or abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees and the Company proposals as noted above and “AGAINST” each of the stockholder proposals and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll free number listed on the proxy card and following the instructions.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 22, 2019. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later- dated proxy card via the Internet, by telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee.

Is my vote confidential?

We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2019 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the date of the meeting and that we will post on our website promptly after the meeting.

Proposal No. 1: Election of Directors

(Item 1 on Proxy Card)

The size of our board of directors is thirteen, and we currently have thirteen members standing as nominees for election. Proxies cannot be voted for a greater number of persons than the number of nominees named. As set forth in more detail below, the Nominating and Corporate Governance Committee of the board of directors has determined that a majority of the thirteen current directors are independent.

Each of our directors is elected on an annual basis. The board of directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

Under the Amended and Restated Stockholders Agreement, dated May 23, 2015, among Charter, Liberty Broadband Corporation (“Liberty Broadband”), A/N and the former Charter Communications, Inc. (the “Stockholders Agreement”), and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen, and includes its chief executive officer. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate up to three directors as nominees for Charter’s board of directors and A/N currently has the right to designate up to two directors as nominees for Charter’s board of directors. Of our current directors, Messrs. Maffei, Meyer and Nair were appointed by Liberty Broadband and Messrs. Miron and Newhouse were appointed by A/N.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees

The following information concerns the thirteen individuals who have been nominated by the board of directors for election by the stockholders. Each of the following individuals currently serves as a director.

Directors	Position(s)
Thomas M. Rutledge	Chairman of the Board and Chief Executive Officer
Eric L. Zinterhofer	Lead Independent Director
W. Lance Conn	Director
Kim C. Goodman	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
James E. Meyer	Director
Steven A. Miron	Director
Balan Nair	Director
Michael Newhouse	Director
Mauricio Ramos	Director

Thomas M. Rutledge, 65, has been the Chairman of the board of directors of Charter since May 2016 and Chief Executive Officer of the Company since February 2012. He previously also served as President of the Company from February 2012 to July 2016 and as a director since February 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision from April 2004 until December 2011. A 40-year cable industry veteran, Mr. Rutledge served as president of Time Warner Cable prior to joining Cablevision. Mr. Rutledge currently serves on the boards of the National Cable and Telecommunications

Association (“NCTA”), CableLabs and C-SPAN and formerly served as Chairman of the NCTA. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania. We believe Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the media industry.

Eric L. Zinterhofer, 47, has been the Lead Independent Director of Charter’s board of directors since May 2016. He was elected to the board of Charter in November 2009 and served as non-executive Chairman of the board from December 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Global Eagle Entertainment, Inc., Hemisphere Media Group, Liberty Latin America Ltd., Roots Corporation and TouchTunes Interactive Networks, Inc. From 2004 to 2013, Mr. Zinterhofer was a director of Central European Media Enterprises Ltd. Mr. Zinterhofer also served as a director of Hunter Boot Limited from 2012 to 2015, Integra Telecom, Inc. from 2012 to 2015, Liberty Cablevision of Puerto Rico from 2012 to 2018, General Communication Inc. from 2015 to 2018, 160 Over Ninety LLC from 2016 to 2018, iPCS, Inc. from 2005 to 2009 and as a director of Affinion Group, Inc. from 2005 to 2010. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

W. Lance Conn, 50, was appointed to the board of directors of Charter on November 30, 2009. Mr. Conn previously served on Charter’s board of directors since September 2004 and was an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to Vulcan, Mr. Conn was employed by America Online, Inc. from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbridge LLP in Washington, D.C. Mr. Conn was previously a director of Plains All American Pipeline, L.P. and Vulcan Energy Corporation, where he served as chairman. Mr. Conn also previously served as a director of the Seattle Seahawks, the Portland Trailblazers and Oxygen Media, and as an advisor to Makena Capital Management and Global Endowment Management. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Kim C. Goodman, 53, was elected to the board of directors of Charter on July 26, 2016. Ms. Goodman has served as President, Card Services of Fiserv, Inc., a leading global provider of financial services and technology solutions, since April 2018. Ms. Goodman served as the Chief Executive Officer and President of Worldpay US until February 2018 and, prior to that, Ms. Goodman held various positions at American Express Company, a financial services company, from 2007 to 2014, where she was President, American Express Global Business Travel from 2011 to 2013, President, Merchant Services Americas from 2010 to 2011, and Executive Vice President, Merchant Services North America from 2007 to 2010. Ms. Goodman previously served as a director of Alcatel-Lucent SA, Brocade Communications Systems, BlueTarp Financial, Inc., National Life Insurance Company and AutoNation, Inc. Ms. Goodman received a B.A. degree in political science from Stanford University, an M.S. degree in industrial engineering from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Goodman brings software, networking, financial services and customer service experience to the board from her experience in executive leadership roles at Fiserv, Worldpay US and American Express Company and having previously held senior leadership positions in both software and networking at Dell Inc.

Craig A. Jacobson, 66, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush,

Kaller & Gellman, L.L.P., where he has practiced entertainment law for the past 31 years. Mr. Jacobson has been a member of the board of directors of Expedia, Inc. since December 2007, Tribune Media Company since December 31, 2012, and Oaktree Strategic Income Corporation (OCSIC) and Oaktree Specialty Lending Corporation (OCSLC) since 2017. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation Entertainment Company in January 2010. Mr. Jacobson received a Bachelor of Arts degree from Brown University, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Gregory B. Maffei, 58, was appointed to the board of directors of Charter in May 2013. Mr. Maffei has served as a director and the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty Broadband Corporation since June 2014 and GCI Liberty, Inc. since March 2018. He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. He has served as the Chairman of the Board of Qurate Retail, Inc., which was formerly known as Liberty Interactive Corporation (including its predecessor), since March 2018, and as a director of Qurate (including its predecessor) since November 2005. Mr. Maffei also served as the President and Chief Executive Officer of Liberty Interactive (including its predecessor) from February 2006 to March 2018, having served as CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as the President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) Chairman of the Board of Qurate since March 2018 and a director of Qurate (formerly Liberty Interactive) since November 2005, (ii) the Chairman of the Board of Liberty TripAdvisor, Inc. since June 2015 and a director since July 2013, (iii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iv) the Chairman of the Board of Sirius XM Holdings Inc. since April 2013, and as a director since March 2009; (v) the Chairman of the Board of TripAdvisor, Inc. since February 2013; and (vi) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015. He previously served as (i) a director of DIRECTV and its predecessors from February 2008 to June 2010; (ii) a director of Electronic Arts, Inc. from June 2003 to July 2013; (iii) a director of Barnes & Noble, Inc. from September 2011 to April 2014; and (iv) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016, and (vi) Chairman of the Board of Pandora Media, Inc. from September 2017 to February 2019. Mr. Maffei is a member of the Board of Trustees of Dartmouth College and the Council on Foreign Relations. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College. We believe Mr. Maffei’s qualifications to sit on Charter’s board include his significant financial and operational experience.

John D. Markley, Jr., 53, was elected to the board of directors of Charter on November 30, 2009. Mr. Markley is Managing Director of New Amsterdam Growth Capital, an investment firm focused on public and private companies in the communications, media and technology industries. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm. Mr. Markley is a director of Interdigital, Inc. where he serves as the Chair of its audit and finance/investment committees. Mr. Markley previously served as Chairman of the board of BroadSoft, Inc. until its acquisition by Cisco Systems, Inc. in February 2018 where he also served on the compensation committee and as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A. degree from Harvard Business School. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 64, was appointed to the board of directors of Charter in December 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Prior to December 2009, Mr. Merritt previously served on Charter’s board and Audit Committee from 2003 through November 2009. Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt sits on the board of directors of Taylor Morrison Home Corporation and serves as Chair of its Audit Committee and as a member of its Nominating and Governance Committee. Mr. Merritt previously served as a director and as the Chairman of the Audit Committee of Calpine Corporation until March 2018. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015 and he served as a director of Outdoor Holdings, Inc. until May 2013. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

James E. Meyer, 64, was appointed to the board of directors of Charter in July 2018. Mr. Meyer has been the Chief Executive Officer of Sirius XM Holdings Inc., an audio entertainment provider, since December 2012 and has been a director since January 2013. Previously, Mr. Meyer was the President, Operations and Sales, of Sirius XM. Prior to joining Sirius XM in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held senior management positions at General Electric and RCA. Mr. Meyer is Chairman of the board of directors of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation). He previously served as a director of Pandora Media, Inc. from September 2017 to February 2019. We believe Mr. Meyer’s qualifications to sit on Charter’s board include his expertise in media and business.

Steven A. Miron, 52, was elected to the board of directors of Charter on May 18, 2016. Mr. Miron is a senior executive officer with the Advance/Newhouse companies, which is a global, diversified privately-owned group of media and technology companies. He served as Chief Executive Officer of Bright House Networks from May 2008 until May 2016, when it was acquired by Charter, and as President of Bright House Networks from July 2002 to May 2008. Mr. Miron serves as a director of Discovery Communications and was previously a member of the board of directors of C-SPAN, the National Cable & Telecommunications Association and CableLabs. Mr. Miron also currently serves on the Crouse Health Foundation Board of Trustees and the board of directors for the Jewish Community Foundation of Central New York. In the past, he served for several years on the board of directors and executive committee for CTAM and the board of directors for Emma Bowen Foundation and CTAM Educational Foundation. Mr. Miron is a graduate of American University. We believe that through his experience as a cable television executive, Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our board.

Balan Nair, 52, was appointed to the board of directors of Charter in May 2013. Mr. Nair is President and Chief Executive Officer and a director of Liberty Latin America Ltd., an integrated telecommunications company focused on the Caribbean Islands and Latin America. He previously served as the Executive Vice President and Chief Technology and Innovation Officer for Liberty Global plc since 2012, and as Senior Vice President and Chief Technology Officer since July 2007. Before joining Liberty Global, from December 2006 through June 2007, Mr. Nair served as the Executive Vice President and Chief Technology Officer of AOL LLC, a global web services company. Prior to his role at AOL, he spent more than 5 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. Mr. Nair previously served as a director of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University. We believe Mr. Nair’s qualifications to sit on Charter’s board include his operational and technology experience.

Michael A. Newhouse, 59, was elected to the board of directors of Charter on May 18, 2016. Mr. Newhouse is a director and senior executive officer with the Advance/Newhouse companies. Advance/

Newhouse is a global, diversified privately-owned group of media companies that operates Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for audiences throughout the world. The Advance/Newhouse companies also operate: local media companies that publish newspapers in over 25 cities in the United States, as well as websites and other digital products; American City Business Journals, which publishes business journals and websites and other digital products in 40 cities in the United States; 1010data, Inc., which offers data platforms and analyses for large data sets; POP, Inc., a digital marketing agency; Advance/Newhouse also holds an approximately 13% interest in Charter Communications; a non-controlling interest in Discovery Communications, Inc., which provides cable television channels and programming in various countries throughout the world; and is the majority owner of Reddit, Inc. Mr. Newhouse is a graduate of Tufts University. We believe that Mr. Newhouse’s experience in the cable television and media industries make him a valued presence on our board.

Mauricio Ramos, 50, was elected to the board of directors of Charter on May 18, 2016. Mr. Ramos has been the Chief Executive Officer of Millicom International Cellular S.A., a Luxembourg public liability company traded on the Stockholm and U.S. NASDAQ stock exchange, since April 2015. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, he was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mauricio held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Mr. Ramos is currently Chairman of the Board of TEPAL, the Latin American Association of Cable Broadband Operators and he previously served as member of the board of directors of the GSMA. He is a citizen of the United States and Colombia who received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota. We believe that Mr. Ramos’ experience in the telecommunications and media industries make him a valued presence on our board.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2018, which ten of the directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2018, the full board of directors held ten meetings and acted two times by unanimous written consent. In 2018, the members of board of directors unaffiliated with Liberty or A/N also acted once by unanimous written consent. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during 2018.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board of directors. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Governance and Finance Committees each have a charter that is available on our website, www.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our risk management program. During 2018, the Audit Committee members consisted of Messrs. Merritt and Markley and Ms. Goodman. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board of directors in 2018 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2018 and acted two times by unanimous written consent.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company and its subsidiaries. During 2018, Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer served on the Compensation and Benefits Committee. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2018. All members of the Compensation and Benefits Committee were determined by the board of directors in 2018 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Securities Exchange Act of 1934, as amended. The Compensation and Benefits Committee met five times in 2018.

The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence. During 2018, Messrs. Markley, Jacobson, Newhouse and Zinterhofer served on the Nominating and Corporate Governance Committee for the full year. Dr. Malone served on the committee until his appointment as director emeritus in July 2018. Mr. Meyer served on the committee from his appointment to the board in July 2018. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the board in 2018 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee considers candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). The Nominating and Corporate Governance Committee met four times in 2018.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code Section 162(m) for deductibility. In 2018, the Section 162(m) Committee was comprised of Messrs. Conn and Zinterhofer. In 2018, this committee acted one time by unanimous written consent.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2018, Messrs. Conn, Maffei, Merritt, Newhouse and Zinterhofer served on the Finance Committee. The Finance Committee met once and acted five times by unanimous written consent during 2018.

From time to time, the board of directors may create “ad hoc” committees for specific projects or transactions. There were no ad hoc committees created in 2018.

The Company’s Nominating and Corporate Governance Committee of the board of directors and the board of directors have determined that a majority of the thirteen current directors are independent. The Committee and the board of directors have specifically determined that Ms. Goodman and Messrs. Conn, Jacobson, Markley, Merritt, Meyer, Nair, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the board of directors also determined that Mr. Maffei is independent under the NASDAQ rules; however, his status or relationship with Liberty Broadband, a stockholder of the Company, prohibits an independence finding under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the board of directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, their status or relationship with A/N, a stockholder of the Company, prohibits an independence finding under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the board of directors further determined that Messrs. Maffei, Miron and Newhouse’s status or relationship with a stockholder of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the Chairman of the Board and Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Stockholders

Agreement. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board membership to be considered by Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Corporate Governance Guidelines provide that a candidate’s contribution of diversity to the board of directors (based on common factors associated with diversity such as gender and ethnicity) will be one of the many elements to be considered in evaluating candidates. Further, the board of directors and the Nominating and Corporate Governance Committee believe that it is important that board members represent diverse viewpoints. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

We believe that the board of directors is comprised of an effective mix of experience, backgrounds, knowledge, and skills, including the following:

•	Nine directors have experience and demonstrated expertise in managing large, complex organizations, such as serving as CEOs or next-level executives of a significant company or organization;

•	Four directors have significant financial, accounting or other risk management expertise;

•	Two directors have significant technology and product development experience; and

•	Eleven directors have experience on one or more boards of other significant public or nonprofit organizations.

In addition, we believe that all of our directors have the following attributes that positively contribute to our board of directors:

•	Experience with video, internet, telephone, wireless or media businesses;

•	Experience with significant transactions, including financings, investments and acquisitions;

•	Judgment, skill, integrity and reputation; and

•	Diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

In January 2016, Charter entered into a memorandum of understanding (the “MOU”) with leaders of several leading national civic organizations that took effect upon the closing of the Transactions (as defined below). The MOU identifies specific diversity initiatives and establishes a plan of action to guide the collaborative efforts of the Company and a wide array of diverse civic and leadership organizations. As part of the MOU, Charter committed to a number of concrete actions, including appointing at least one African American, one Asian American/Pacific Islander and one Latino American to its newly formed board of directors within two years of the close of the Transactions. Charter has met this commitment.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons directly to the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholders Proposal for 2020 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel.

In July 2018, Dr. John C. Malone retired from the board of directors, but continues to serve as a director emeritus. As a director emeritus, Dr. Malone continues to attend board of director meetings, but does not have a vote on matters presented. Dr. Malone previously served on the board of directors as a designee of Liberty Broadband under the terms of the Stockholders Agreement.

Governance Impacts of TWC and Bright House Transactions

On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.

On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “Transactions”).

In connection with Liberty Media Corporation’s (“Liberty Media”) investment in Charter, which was later transferred to Liberty Broadband Corporation (“Liberty Broadband”), the Company entered into a stockholders agreement dated as of March 19, 2013, between Charter and Liberty Media, which was amended by an Amendment to Stockholders Agreement, dated as of September 29, 2014, among Charter, Liberty Media and Liberty Broadband (the “Liberty Stockholders Agreement”). Messrs. Maffei, Meyer and Nair have been appointed to the board of directors pursuant to that agreement. In connection with the Transactions on May 23, 2015, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband Corporation, A/N and Legacy Charter (the “Stockholders Agreement”) and the Charter Holdings Limited Liability Operating Agreement (“LLC Agreement”) with Liberty Broadband and A/N. As of the closing of the Transactions on May 18, 2016, the Stockholders Agreement replaced the previous stockholders agreement with Liberty Broadband. Messrs. Miron and Newhouse were appointed to the board of directors pursuant to the Stockholders Agreement and the number of directors nominated by Liberty Broadband was reduced from four members to three members.

Under the terms of the Stockholders Agreement and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen, and includes its chief executive officer. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate up to three directors as nominees for Charter’s board of directors and A/N currently has the right to designate up to two directors as nominees for Charter’s board of directors. Upon the closing of the Transactions, two designees selected by A/N became members of the board of directors of Charter and three designees selected by Liberty Broadband continued as members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefit Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. Neither A/N nor Liberty Broadband has nominated a director to serve on the

Audit Committee that meets applicable stock exchange listing rules, but each has nominated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Upon the closing of the Transactions, Mr. Rutledge, the Company’s Chief Executive Officer (“CEO”), became the chairman of the board of Charter.

Under the Stockholders Agreement, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the nominating and corporate governance committee of the board of directors, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the unaffiliated directors, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to the unaffiliated directors.

Board Leadership Structure, Company Strategy and Risk Oversight

Mr. Rutledge is the Chairman of the board of directors and Mr. Zinterhofer is the Lead Independent Director. Although the Company previously separated the roles of CEO and Chairman of the board, in connection with the negotiation of the Transactions, the Company determined that it was in the best interest of the combined company to combine the roles. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the board of directors when the Chairman and CEO is not present as well as providing leadership for the non- A/N and non- Liberty Broadband directors.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our board. In connection with this process, the Company determined that board leadership is best provided through the combination of a unified Chairman and CEO, a clearly defined and significant lead independent director role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

The Board regularly discusses with management the Company’s competitive positioning, strategic dynamics and business priorities. The Company is the second largest cable operator in the United States and a leading broadband communications services company providing video, Internet and voice services to approximately 28.1 million residential and small and medium business customers as of December 31, 2018. We also recently launched our Spectrum mobile service to residential customers. In addition, we sell video and online advertising inventory to local, regional and national advertising customers and fiber-delivered communications solutions to large enterprise customers. We also own and operate regional sports networks and local sports, news and community channels. The Board advises management with respect to the Company’s strategy with respect to each of these business areas.

The Board also discusses with management the Company’s strategies to effectively operate within each of our service areas. These discussions support our core strategy, which is to use our network to deliver high quality products at competitive prices, combined with outstanding service. This strategy, combined with simple, easy to understand pricing and packaging, is central to our goal of growing our customer base while selling more of our core connectivity services, which include both fixed and mobile Internet, video and voice services, to each individual customer. We execute this strategy by managing our operations in a consumer-friendly, efficient and cost-effective manner. Our operating strategy includes insourcing nearly all of our customer care and field operations workforces, which results in higher quality service delivery. The combination of offering high quality, competitively priced products and outstanding service, allows us to both increase the number of customers we serve over our fully deployed network, and to increase the number of products we sell to each customer. That combination also reduces the number of service transactions we perform per relationship, yielding higher customer satisfaction and lower customer churn, resulting in lower costs to acquire and serve customers.

In addition to discussions with management, our non-management directors meet regularly in executive sessions that are chaired by our Lead Independent Director with no member of management present. Non-management directors use these executive sessions to discuss matters of concern, as well as evaluations of the CEO and senior management, management and board successions, matters to be included on board agendas, and additional information the board would like management to provide to them.

The chairs and all members of the board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the board of directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as separately with each of the General Counsel, the Senior Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence.

Risk Assessment

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the work and conclusion of the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board of directors. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board of directors, a standing committee of the board of directors, or any individual member of the board of directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.

2018 Director Compensation

The non-employee director compensation package for 2018 included an annual retainer of $120,000 in cash or equity. The non-employee director compensation package also included an annual award of $180,000 in restricted stock, except with respect to the Lead Independent Director, who received an annual award of $330,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $30,000 per year, the Compensation and Benefits Committee chair receives $25,000 per year, and the Nominating and Corporate Governance Committee chair receives $20,000 per year. Each Audit Committee member (including the chair) receives $30,000 per year, each Compensation and Benefits Committee member (including the chair) receives $25,000 per year, each Finance Committee member receives $20,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $20,000 per year. Mr. Rutledge, Charter’s Chairman of the Board and CEO, was the only current director who was also an employee during 2018.

The following table sets forth information regarding the compensation paid or issued to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	190,000	179,977	369,977
Kim C. Goodman	110,466	179,977	290,443
Craig Jacobson	20,000	299,962	319,962
Gregory B. Maffei	45,000	299,962	344,962
John C. Malone	135,000	179,977	314,977
John D. Markley, Jr.	150,466	179,977	330,443
David Merritt	200,000	179,977	379,977
James E. Meyer	61,466	135,584	197,050
Steven A. Miron	25,000	299,962	324,962
Balan Nair	—	299,962	299,962
Michael Newhouse	160,000	179,977	339,977
Mauricio Ramos	105,466	179,977	285,443
Eric Zinterhofer	65,000	449,794	514,794

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. In addition to the annual retainer, Mr. Conn received payments for his service as the Compensation and Benefits Committee chair, as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the annual retainer, Ms. Goodman received payments for her service as a member of the Audit Committee. Mr. Jacobson elected to receive his annual retainer in equity for 2018 and he received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Maffei elected to receive his annual retainer in equity for 2018 and he received payments for his service as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Malone received payments for his service as a member of the Nominating and Corporate Governance Committee until his appointment as director emeritus. Mr. Markley elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received payments for his service on the Audit Committee, and as chair and as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer, Mr. Merritt received payments for his service as chair and as a member of the Audit Committee and for his service on the Finance Committee. In addition to his prorated annual retainer, Mr. Meyer received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Miron elected to receive his annual retainer in equity for 2018 and he received payments for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for 2018 and did not serve on any committees during 2018. In addition to the annual retainer, Mr. Newhouse received payments for his service as a member of the Nominating and Corporate Governance Committee and as a member of the Finance Committee. Mr. Ramos elected to receive his annual retainer in equity for the period from April 30, 2017 to April 29, 2018 and he received payments for his service on the Compensation and Benefits Committee. Mr. Zinterhofer elected to receive his annual retainer in equity for 2018 and he received payments for his service as a member of the Compensation and Benefits Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

(2)

Represents the grant date fair value of restricted stock grants for directors, which were granted on April 25, 2018 and vest one year after the date of grant (April 25, 2019). Amounts include the annual equity retainer granted to all directors with a grant date fair value of $179,977 (and $329,809 for Mr. Zinterhofer as the Lead Independent Director). Mr. Meyer received a grant on July 24, 2018 upon his appointment to the board with a grant date fair value of $135,584. For Messrs. Jacobson, Maffei, Miron, Nair and Zinterhofer, amounts also include the annual retainer that they elected to receive in the form of equity and which had a grant date fair value of $119,985. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Executive Officers

Our executive officers for purposes of Section 16 of the Securities and Exchange Act and our other Executive Vice Presidents as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officer Positions

Section 16 Executive Officers	Position
Thomas M. Rutledge	Chairman and Chief Executive Officer
John Bickham	President and Chief Operating Officer
David G. Ellen	Senior Executive Vice President
Christopher L. Winfrey	Chief Financial Officer
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kevin D. Howard	Chief Accounting Officer and Controller

Executive Vice Presidents	Position
Thomas E. Adams	Executive Vice President, Field Operations
Mike Bair	Executive Vice President, Spectrum Networks
James Blackley	Executive Vice President, Engineering and Information Technology
Catherine C. Bohigian	Executive Vice President, Government Affairs
Richard J. DiGeronimo	Executive Vice President, Chief Product Officer
David Kline	Executive Vice President, President of Spectrum Reach
Paul Marchand	Executive Vice President, Human Resources
Kathleen Mayo	Executive Vice President, Customer Operations
Philip G. Meeks	Executive Vice President, President of Spectrum Enterprise
Tom Montemagno	Executive Vice President, Programming Acquisition
James Nuzzo	Executive Vice President, Business Planning
Scott Weber	Executive Vice President, Network Operations

Information regarding our executive officers and our other senior company leaders, other than Mr. Rutledge who also serves as a director, is set forth below.

John Bickham, 69, President and Chief Operating Officer. Mr. Bickham has been the President and Chief Operating Officer of Charter since July 2016 and joined Charter as Executive Vice President and Chief Operating Officer in April 2012. Prior to joining Charter, Mr. Bickham served as President of Cable and Communications for Cablevision Systems Corporation where he was employed from 2004 through November 2011. Mr. Bickham previously served on the Cable Center Board and was honored with the industry’s Vanguard Award for Cable Operations Management in 2007. He received his B.S. degree in electrical engineering from Texas A&I University.

David G. Ellen, 54, Senior Executive Vice President. Mr. Ellen joined Charter as Senior Executive Vice President in June 2016. Mr. Ellen oversees several business and corporate functions including Programming, Spectrum Networks, Human Resources, Communications, Diversity, Security and Regulatory Compliance. Mr. Ellen joined Charter from Cablevision Systems Corporation, where he last served as Executive Vice President and General Counsel. Before joining Cablevision in 2004, Mr. Ellen served as Deputy General Counsel at IAC, the multi-brand media and Internet company. Earlier in his career, Mr. Ellen worked at the Federal Communications Commission and before that was a law clerk for Justices Breyer and Ginsburg when they were each on the U.S. Court of Appeals and for Justice O’Connor at the U.S. Supreme Court. Mr. Ellen is a graduate of Harvard Law School, where he was President of the Harvard Law Review, was a Marshall Scholar at Cambridge University and has a B.A. from Harvard College.

Christopher L. Winfrey, 43, Chief Financial Officer. Mr. Winfrey joined Charter as Chief Financial Officer in 2010. Mr. Winfrey is responsible for Charter’s accounting, financial planning and analysis, tax and treasury functions, as well as mergers and acquisitions, capital structure activities and investor relations. Mr. Winfrey joined Charter from Unitymedia GmbH, Germany’s second-largest cable operator, where he served as Chief Financial Officer, and separately as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH for three years. He was also Director of Financial Planning and Analysis of NTL Incorporated’s continental European operations, and a senior associate in the private equity group at Communications Equity Associates. Mr. Winfrey has spent over 20 years in the cable industry, and in 2015 received The Internet & Television Association’s (NCTA) Vanguard Award for Young Leadership. He currently serves on the board of directors for the Greenwich Center for Hope and Renewal. He received a B.S. in accounting and an MBA from the University of Florida.

Richard R. Dykhouse, 55, Executive Vice President, General Counsel and Corporate Secretary. Mr. Dykhouse has served as Executive Vice President, General Counsel and Corporate Secretary since February 2013 having previously been Senior Vice President, General Counsel since January 2011 and a Vice President of Charter from 2006 to 2011. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University Robert H. McKinney School of Law.

Jonathan Hargis, 62, Executive Vice President and Chief Marketing Officer. Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer in April 2012. Prior to joining Charter, Mr. Hargis was with Cablevision Systems Corporation from December 2000 through March 2012, most recently serving at Cablevision as Executive Vice President, Marketing. He served on the board of the Cable & Telecommunications Association for Marketing (“CTAM”) Educational Foundation from April 2008 to March 2012 and chaired the CTAM board from September 2011 to March 2012. Mr. Hargis received a B.A. from Otterbein College and a M.B.A. from Wright State University.

Kevin D. Howard, 49, Chief Accounting Officer and Controller. Mr. Howard has served in his position as Chief Accounting Officer and Controller since January 2019 having served as Senior Vice President — Finance, Controller and Chief Accounting Officer since December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard began his career at Arthur Andersen LLP in 1993 where he held a number of positions within the audit division prior to leaving in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Thomas E. Adams, 63, Executive Vice President, Field Operations. Mr. Adams joined Charter as Executive Vice President, Field Operations in October 2012. Prior to joining Charter, Mr. Adams served as Regional Vice President of Operations for Wisconsin at Time Warner Cable from 2009 to September 2012. Prior to that Mr. Adams served as Regional Vice President of Operations for Eastern Carolina at Time Warner Cable from 2007 to 2009. Mr. Adams received an associate degree in Applied Science, Engineering from Delhi Agriculture and Technical College and a B.S degree in Engineering from Florida International University.

Mike Bair, 62, Executive Vice President, Spectrum Networks. Mr. Bair joined Charter as Executive Vice President, Spectrum Networks in July 2016. Before joining Charter, Mr. Bair served as the Chief Executive Officer of Bleachers Corp., a start-up streaming media company, from 2014 to 2016. Prior to his time at Bleachers, Mr. Bair served as President of Madison Square Garden’s Media Group where he lead the strategic, operational and financial performance of MSG Networks, Fuse Music TV, MSG Interactive, MSG Radio and all sponsorship and ad sales for the parent company. Before MSG Media, Bair served as President, Product Management and Marketing for Cablevision’s cable division, where he was responsible for product strategy, programming, marketing, and advertising, as well as brand management, for the company’s video, voice and internet services. Mr. Bair also held executive positions at Rainbow Media, HBO, Showtime Networks and Ogilvy and Mather Advertising. Mr. Bair graduated from Pennsylvania State University with a B.A. in Broadcast Communications, and is a recipient of the University’s Distinguished Alumni Award.

James Blackley, 63, Executive Vice President, Engineering and Information Technology. Mr. Blackley joined Charter as Executive Vice President, Corporate Engineering and Technology in October 2012. Prior to joining Charter, Mr. Blackley served as Executive Vice President, Corporate Engineering and Technology for Cablevision Systems Corporation, where he was employed from 1996 through May 2012. Earlier in his career, Mr. Blackley designed software and systems with evolving development and technology for Royal Insurance, Depository Trust Company (now The Depository Trust & Clearing Corporation), Long Island Lighting Company (now Long Island Power Authority), Con Edison, and American International Group Inc.

Catherine C. Bohigian, 46, Executive Vice President, Government Affairs. Ms. Bohigian joined Charter as Executive Vice President, Government Affairs in July 2013. Prior to joining Charter, Ms. Bohigian served as Senior Vice President, Federal Affairs for Cablevision Systems Corporation where she was employed from September 2008 through June 2013. Ms. Bohigian previously worked for the Federal Communications Commission (“FCC”) in various capacities, including as Senior Advisor to the Chairman and Chief of the Office of Strategic Planning. Ms. Bohigian received a B.A. degree summa cum laude from Duke University and a J.D. degree cum laude from Harvard Law School.

Richard J. DiGeronimo, 41, Executive Vice President, Chief Product Officer. Mr. DiGeronimo was appointed to his current position in January 2019, having served as Executive Vice President, Product and Strategy since January 2015, Senior Vice President, Product and Strategy since March 2011 and a Vice President of Product Management from 2008 to 2011. Prior to joining Charter, Mr. DiGeronimo served as the Vice President and General Manager of Cable Markets with Level 3 Communications. Mr. DiGeronimo received a B.B.A. from the Ross School of Business at the University of Michigan.

David Kline, 61, Executive Vice President, President of Spectrum Reach.    Mr. Kline joined Charter in October 2015 as Executive Vice President, President of Media Sales. Before joining Charter, Mr. Kline served as President and Chief Operating Officer of Visible World. Prior to that position he was Chief Operating Officer of Ensequence. Mr. Kline also served as President and Chief Operating Officer of Cablevision Media Sales for more than 15 years, overseeing the company’s advertising businesses. Mr. Kline holds a bachelor’s degree from The Ohio State University.

Paul Marchand, 49, Executive Vice President, Human Resources.    Mr. Marchand joined Charter as Executive Vice President, Human Resources in October 2015. Prior to joining Charter, Mr. Marchand spent nearly 12 years with PepsiCo, most recently as Senior Vice President of Human Resources for the North America beverage’s field and supply chain organization. He previously served in human resources roles at Merrill Lynch, JPMorgan and the May Department Stores Company. Mr. Marchand holds a master’s degree in organizational psychology from Columbia University and a bachelor’s degree in advertising from Syracuse University.

Kathleen Mayo, 60, Executive Vice President, Customer Operations.    Ms. Mayo joined Charter as Executive Vice President, Customer Operations in September 2012. Prior to joining Charter, Ms. Mayo joined Cablevision Systems Corporation in 1997 and most recently serving as Executive Vice President, Consumer Operations of Cablevision. Ms. Mayo earned a B.A. at West Chester University and an M.B.A. at Temple University.

Philip G. Meeks, 65, Executive Vice President, President of Spectrum Enterprise. Mr. Meeks became Charter’s Executive Vice President and President of Spectrum Enterprise in May 2016. He previously served as Executive Vice President and Chief Operating Officer for Business Services at Time Warner Cable. Prior to that, Mr. Meeks served as Senior Vice President of Cox Business. Before joining Cox in 2008, he was the co-founder and lead executive for a start-up company focused on enhancing the supply chain between technology vendors and value added resellers in the Internet security, data storage and VoIP markets. Mr. Meeks served in various strategy, sales and marketing leadership roles during 20 years of service at MCI Telecommunications, including Senior Vice President of Sales Operations and Senior Vice President of Strategic Ventures and Alliances. He started his career at AT&T Information Systems/Sothern Bell having served in various sales and marketing leadership roles. Mr. Meeks is a graduate of the University of Georgia, where he earned a bachelor’s degree in Marketing and Journalism. He also completed executive education programs at both the Massachusetts Institute of Technology and the University of Virginia.

Tom Montemagno, 52, Executive Vice President, Programming Acquisition. Mr. Montemagno joined Charter as Executive Vice President, Programming Acquisition in September 2016. Before joining Charter, Mr. Montemagno served as Executive Vice President of Programming for Cablevision Systems Corporation. During his 27-year tenure at Cablevision, he served in various leadership positions in the programming department including Senior Vice President of programming acquisition and was Cablevision’s lead negotiator with content companies. He received a B.S. in marketing from St. John’s University.

James Nuzzo, 57, Executive Vice President, Business Planning.    Mr. Nuzzo joined Charter as Executive Vice President, Business Planning in June 2014. Mr. Nuzzo was previously at Cablevision Systems Corporation from 1986 to December 2013, most recently serving as Senior Executive Vice President, Operations and Business Planning. Mr. Nuzzo received a bachelor’s degree in Business Administration from Hofstra University.

Scott Weber, 63, Executive Vice President, Network Operations. Mr. Weber joined Charter as Executive Vice President, Network Operations in June 2012. Prior to joining Charter, Mr. Weber served as Executive Vice President, Engineering Network Management for Cablevision Systems Corporation from January 2007 through January 2012. Mr. Weber is a member of Society of Cable Telecommunications Engineers, Institute of Electrical and Electronics Engineers and American Radio Relay League.

Compensation Committee Interlocks and Insider Participation

During 2018, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. During 2018, Mr. Zinterhofer served as Lead Independent Director and Mr. Rutledge served as Chairman of the Board and CEO.

During 2018: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity in circumstances where an executive officer of that entity served on the Compensation and Benefits Committee of Charter’s board of directors.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

STEVEN A. MIRON

MAURICIO RAMOS

ERIC L. ZINTERHOFER

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal year 2018. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Fiscal Year 2018 Named Executive Officers

•	Thomas M. Rutledge; Chairman and Chief Executive Officer

•	John Bickham; President and Chief Operating Officer

•	David G. Ellen; Senior Executive Vice President

•	Christopher L. Winfrey; Chief Financial Officer

•	Kevin Howard; Chief Accounting Officer and Controller

Executive Summary

Fiscal 2018 Operational and Financial Highlights

Charter achieved strong revenue and Adjusted EBITDA growth in 2018 while engaged in the integration of Legacy TWC and Bright House and enhancing Charter’s product offerings, including the rollout of faster Internet speeds and a Gigabit offering nationwide and the launch of Spectrum Mobile. Charter also continued to improve the quality, efficiency and value of our services while completing our all-digital initiative and the integration of Legacy TWC and Bright House, which was largely completed by the end of the year. For the 2018 fiscal year, total customer relationships grew by 942,000 or 3.5%, revenue increased by 4.9% to $43.6 billion, and Adjusted EBITDA rose 5.0% to $16.1 billion. Capital expenditures totaled $9.1 billion compared to $8.7 billion in 2017, completing a two year period of more intensive capital projects as Charter completed most of the capital intensive integration projects. Charter also purchased approximately 16.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $5.0 billion in 2018. In addition, in 2018 Charter conducted proactive shareholder engagement with our leading institutional stockholders to discuss topics of importance to both Charter and its stockholders.

The graph below tracks Charter’s 5-year total shareholder return (TSR) against the S&P 500 and peer group companies ending with the closing stock price at December 31, 2018 for Charter’s Class A common stock of $284.97 per share.

Pay for Performance Alignment

Charter’s compensation programs are designed to create a strong linkage between the actual compensation earned by our NEOs and Company performance, rewarding both growth-oriented annual operating results as well as sustainable long-term shareholder returns. The following table summarizes the performance-focused nature of Charter’s incentive designs in 2018 and the key outcomes demonstrating the alignment between compensation realized by our NEOs and results achieved by the Company.

2018 Performance-Oriented Incentive Design Features
Annual Incentive Plan

•  Formulaic plan design with financial metrics that are key indicators of Charter’s success and measures of long-term value creation in a subscription business — metrics reward top and bottom-line performance and the efficient use of capital: revenue (40% weighting), Adjusted EBITDA (50% weighting), and Capital Management (10% weighting).

• Growth-based performance objectives — threshold, target and maximum performance levels all correspond to positive year-over-year growth in Revenue and Adjusted EBITDA.

• Maximum bonus payout level set at 150% of target incentives — provides upside potential to incentivize long-term, sustainable performance through Charter’s growth-oriented strategy.

Long-Term Incentive Plan (Messrs. Rutledge, Bickham, Ellen and Winfrey*)

•  Five-year long-term incentive program — awards to participants were granted entirely in 2016. Additional equity awards are not currently intended to be granted to participants in the program through fiscal year 2020, except in the case of promotion.

• Award mix that emphasizes stock price appreciation — grants were delivered in a mix of 90% stock options and 10% RSUs.

• Multi-year time-based vesting period — Eligibility for vesting ranges from 3 to 5 years after grant.

•  Performance-based vesting criteria tied to significant levels of stock price appreciation — in addition to time-based criteria, the vesting of all awards is further contingent upon the attainment of stock price hurdles that represent price appreciation of approximately 30% to 155% from Charter’s stock price at the commencement of the program; vesting of each tranche does not occur until both the applicable time-based and performance-based vesting criteria have been met; vesting may occur up to six years after grant and, if a given price hurdle is not met within that timeframe, the associated tranche of the award is forfeited.

• No pay realizable by participants for non-performance — no value would be received by executives if stock price growth does not exceed 30% within six years after grant.

•  Competitive award opportunities — individual grant sizes are calibrated such that, over the program’s duration, a minimum of 70% stock price appreciation is required for participants to realize value at the median of Charter’s peer group.

*

Mr. Howard participates in Charter’s standard long-term incentive program that provides grants annually in a mix of restricted stock units and stock options, with all awards vesting in full upon the third anniversary of the date of grant. The Committee determined that this program continues to appropriately link Mr. Howard to Charter’s long-term success.

Compensation Actions in 2018

The Committee’s compensation decisions for the NEOs in 2018 were shaped by the compensation actions which occurred in 2016 at the time of the closing of the Transactions, in particular:

•	New base salary, annual incentive and long-term incentive levels for our NEOs commensurate with the substantially expanded scope of their roles following the Transactions.

•	The establishment of a five-year long-term incentive program, as described in the discussion of Pay for Performance Alignment above, for all NEOs except Mr. Howard.

Within the context of these historical actions, the Committee determined the following in connection with its review of NEO compensation levels and incentive designs for the 2018 fiscal year:

•

No changes to base salary, annual incentive or long-term incentive levels for Messrs. Rutledge, Bickham, Ellen and Winfrey. These NEOs have also not received any equity awards since 2016 given their participation in the five-year long-term incentive program.

•

Mr. Howard’s annual salary was increased as part of the Company’s annual salary review process in February 2018, but no other changes were made to his annual incentive or long-term incentive opportunities. As Mr. Howard participates in the Company’s annual long-term incentive program, the Committee approved an equity award for him at the time of our annual grants in January 2018.

•

A formulaic annual incentive plan design was established for the full 2018 fiscal year, tied to the achievement of revenue, Adjusted EBITDA and Capital Management objectives and comparable to what was in place for 2017.

Process for Determining Executive Compensation

Role of the CEO and Compensation and Benefits Committee

The Committee is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management.

Pay levels for our NEOs are determined by the Committee within the framework of the Company’s compensation philosophy, as described below, and in consideration of a number of factors, including each individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for comparable peer positions both within Charter and in the competitive marketplace, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits.

Each year, the CEO reviews the performance of each of the other NEOs and recommends both compensation adjustments based on overall competitiveness and effectiveness of the program as well as actual bonus payouts under the annual incentive plan in light of performance against the objectives approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultants, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant and assist in fulfilling its responsibilities. Semler Brossy is engaged by and reports directly to the Committee, providing recommendations and advice related to all aspects of Charter’s executive compensation program. As necessary, Semler Brossy works with management to obtain information necessary to develop their recommendations.

During the year ended December 31, 2018, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2018.

Compensation Philosophy and Competitive Positioning

Since 2016, the Committee has applied the following pay philosophy for purposes of setting NEO compensation and designing annual and long-term incentive programs that motivate performance and retention of our NEOs:

1.	Base salary and target annual incentive opportunities positioned between the corresponding 50th and 75th percentile levels of the peer group

2.	Annual incentive design that rewards the achievement of meaningful year-over-year growth in revenue and Adjusted EBITDA and the efficient use of the Company’s capital

3.	Long-term equity compensation design that creates a strong linkage between pay and sustained stock price performance, tailored depending on the level of the applicable NEO:

a.	Executive Vice President (EVP) and above (Messrs. Rutledge, Bickham, Ellen and Winfrey):

Structured to not deliver any value for performance below 30% stock price growth over a six-year period

Potential value realizable by participants targeted at the median of the compensation peer group when stock price growth reaches approximately 70% over a six-year period

Potential value realizable by participants targeted to reach or exceed the 75th percentile of the compensation peer group when stock price growth is at or above approximately 125% over a six-year period

b.	Senior Vice President (SVP) (Mr. Howard):

Long-term incentive grant value targeted at or above the median of the peer group, delivered in a mix of RSUs and stock options, vesting 100% after a three-year period

In adopting the equity compensation philosophy for our EVP and above NEOs, the Committee shifted from a traditional analysis of peer group grant date value (value of long-term incentive award on date of grant and as reported in the Summary Compensation Table) to a more dynamic approach that calibrates actual value received under particular stock price performance scenarios. With the completion of the Transactions, the Committee believed that a more robust model was required at this level based on the potential value that could be created by the Company over the next six years. The philosophy at the SVP level, which applies for Mr. Howard, continues to reflect the Company’s traditional approach that sets long-term incentives based on the competitive grant values observed among peer companies.

Compensation Peer Group

The Committee examines Charter’s peer group on an annual basis. The Committee approved the following criteria to identify peers:

•	North American publicly traded companies

•	Size: Approximately $10 billion to $100 billion in annual revenue (0.33x to 2.5x the combined Company’s revenue)

•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast

•	The Committee did not identify any changes to the peer group since 2017.

Peer Group
21st Century Fox, Inc.	CenturyLink, Inc.	Liberty Global Plc	T-Mobile US, Inc.
AT&T Inc.	Cisco Systems, Inc.	Sprint Corp.	Verizon Communications Inc.
BCE Inc.	Comcast Corp.	The Walt Disney Company	Viacom, Inc.
CBS Corp.	DISH Network Corp.	Time Warner Inc.

In addition to the peer group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the secondary peer group:

Secondary Peer Group
American Express Co.	Honeywell International, Inc.	Mondelez International, Inc.	Procter & Gamble Co.
Bristol-Myers Squibb Co.	Johnson & Johnson	NIKE, Inc.	The Coca-Cola Co.
Colgate-Palmolive Co.	Kimberly-Clark Corp.	Omnicom Group, Inc.	The Kraft Heinz Co.
FedEx Corp.	Macy’s, Inc.	PepsiCo, Inc.
General Mills, Inc.	Marriott International, Inc.	Pfizer Inc.
Gilead Sciences, Inc.	Merck & Co., Inc.	Philip Morris International, Inc.

Elements of Compensation

Base Salary

We set base salaries with regard to the level of the individual’s position with Charter and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for the NEOs and determines any necessary changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and responsibilities assumed by the executive or the executive’s impact on our then-current goals and business objectives. Salary adjustments may also be based on changes in market pay levels for comparable positions in the competitive market for executive talent.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced executives, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting or retention situations when deciding to set salaries for individual executives relative to market median pay levels. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are neither automatic nor the same for each individual.

The Committee reviewed base salaries for our NEOs in 2018 and approved a 2.25% salary increase for Mr. Howard, effective February 16, 2018 as part of the Company’s annual salary review process during which salary increase recommendations are reviewed and approved in consideration of employee performance and development over the year. Mr. Howard’s increase therefore reflects the Committee’s evaluation of his performance, contributions and development over the course of 2017. For our other NEOs, the Committee determined that no adjustments were necessary and that compensation packages established in 2016 continued to be appropriate.

Executive Officer	2018 Base Salary	Change from Prior Year
Thomas M. Rutledge	$2,000,000	None
John Bickham	$1,500,000	None
David G. Ellen	$1,250,000	None
Christopher L. Winfrey	$850,000	None
Kevin Howard	$432,850	2.25% increase (from $423,325)

Annual Incentive Plan

Charter has established the Annual Incentive Plan for the NEOs to provide a cash-based incentive which rewards the achievement of strong annual operational and financial results. Each year, the actual amount of compensation earned by participants under the plan is dependent upon performance against pre-established objectives which are set and approved by the Committee. The particular performance metrics under the plan are selected based on what the Committee believes to be the best annual financial and operational metrics that support long-term success and are most closely tied to the creation of shareholder value. When establishing the particular threshold, target and maximum performance objectives for each plan metric, the Committee seeks to set goals that represent challenging but attainable year-over-year improvement in Company performance.

For fiscal year 2018, the Annual Incentive Plan for our NEOs was based on the achievement of both growth-based objectives with respect to Charter’s consolidated revenue and Adjusted EBITDA (weighted 40% and 50%, respectively) as well as a discretionary evaluation of the Company’s Capital Management over the year (weighted 10%). Payouts under the Annual Incentive Plan were set to range from 80% to 150% of each NEO’s target annual incentive opportunity based on the actual performance achieved against the Committee-approved goals for each metric.

The Committee also has the discretion to increase or decrease payouts under the Annual Incentive Plan based on organizational considerations, such as acquisitions or significant transactions and performance considerations, such as changes in products or markets and other unusual, unforeseen or exogenous situations. For 2018, the Committee approved one such adjustment – a $37 million reduction to the targeted revenue growth goal under the Annual Incentive Plan. This adjustment equaled the reduction in 2018 budgeted revenue due to Charter’s non-consolidating participation in the New York Interconnect (NYI), a joint venture to sell advertising across a broad group of television and digital services in the New York market. As participating in the NYI provides a significant number of longer-term economic and margin-related benefits to the Company, the Committee determined that the reduction in 2018 revenue should not impact annual bonus calculations and therefore approved the adjustment to the targeted revenue growth goal.

Charter’s 2018 revenue and Adjusted EBITDA results represented strong year-over-year growth, falling between threshold and targeted performance levels, resulting in a payout of 90.73% of target for revenue growth and 94.69% of target for Adjusted EBITDA growth. The Committee also evaluated the Company’s performance with respect to Capital Management – including considerations such as management’s discipline in capital spending, successful completion of the most capital intensive integration projects and the successful completion of major capital projects such as the Charter’s all-digital initiative under budget – and approved a payout of 120% of target for the corresponding component of annual incentives. The resulting overall annual incentive payout, as indicated in the table below, was 95.64% of the target annual incentive for all NEOs.

Metric	Target ($ million)	Actual Performance ($ million)	Payout %	Weighting	Weighted Payout %
Total Revenue Growth	$2,437	$1,947	90.73%	40%	36.29%
Adjusted EBITDA Growth	$1,169	$999	94.69%	50%	47.34%
Capital Management	Discretionary Assessment		120.00%	10%	12.00%
Total				100%	95.64%

Note: Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net, other pension benefits, other (income) expense, net and other operating (income) expenses, such as merger, acquisition and transition costs, special charges and (gain) loss on sale or retirement of assets. Capital Management is an after-the-fact, objective evaluation of our capital spend by the Committee.

In setting target annual incentive opportunities for our NEOs each year, the Committee reviews current opportunities relative to those among peer group companies and also evaluates criteria with respect to each NEO’s particular role, including changes in scope and complexity, impact on Company strategy, and degree of enterprise-wide influence. The Committee determined that no annual incentive adjustments were necessary for our other NEOs as current opportunities continued to be competitive and appropriate for their roles. Target annual incentive opportunities and actual incentive payouts, based on the performance achievement detailed above, are summarized below for each of our NEOs.

Executive Officer	Base Salary	Target Annual Incentive		Actual Annual Incentive
		% of Base Salary	$ Value	% of Target	$ Value
Thomas M. Rutledge	$2,000,000	300%	$6,000,000	95.64%	$5,738,112
John Bickham	$1,500,000	200%	$3,000,000	95.64%	$2,869,056
David G. Ellen	$1,250,000	160%	$2,000,000	95.64%	$1,912,704
Christopher L. Winfrey	$850,000	150%	$1,275,000	95.64%	$1,219,349
Kevin Howard	$432,850	70%	$302,995	95.64%	$289,770

The CEO is also authorized by the Committee to make discretionary bonus awards of up to 5% of the total projected Annual Incentive Plan payout based on actual achievement against the approved performance objectives. Discretionary bonus awards are recommended by management based upon management’s judgment of a participant’s performance and contribution to the Company, and are in addition to payments made under the Annual Incentive Plan. For 2018, none of the NEOs received any portion of this 5% discretionary bonus allocation.

Long-Term Incentives

Charter’s long-term incentive awards are designed to align the interests of the NEOs with those of our stockholders by linking a significant portion of NEO compensation to sustained growth in the Company’s stock price over multi-year periods. Long-term incentive designs and opportunities are established by the Committee in consideration of each NEO’s level within the organization, the nature of their particular role and job responsibilities, and their line-of-sight to our stock price performance. The Committee typically targets long-term incentive grant levels at the median to 75th percentile of competitive levels among peer group companies. Since 2016, the Committee has administered two long-term incentive program designs for our NEOs, based upon their corresponding level within Charter.

For our NEOs at the EVP level and above, which includes Messrs. Rutledge, Bickham, Ellen and Winfrey, the Committee approved equity awards under a five-year long-term incentive program. Awards under this program were granted entirely in 2016 in a mix of 90% stock options and 10% restricted stock units, with potential time-based vesting over a minimum of 3 to 5 years after grant, contingent upon the achievement of pre-established stock price hurdles; if a stock price hurdle is not met within 6 years after grant, the associated award tranche is forfeited. The Committee currently intends for these awards to be the only equity compensation provided to these NEOs through fiscal year 2020, except in the case of promotion. As a result, none of these NEOs received any equity awards in 2018.

As an employee at the SVP level, the Committee determined that Mr. Howard should participate in the Company’s annual long-term incentive program. This program provides participants an annual long-term incentive award, the value of which is based on their level, delivered in a mix of stock options and restricted stock units that vest fully on the third anniversary of the date of grant. Mr. Howard’s 2018 long-term incentive award, which represented the only equity award made to any of our NEOs in 2018, was granted in January 2018 based on the long-term incentive opportunity established for his role.

Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
January 16, 2018	$825,000	75% stock options / 25% restricted stock units	$353.2046	6,495	584

*	Represents the weighted average grant price of stock options

Summary of 2016 Five-Year Long-Term Incentive Program

Targeted grant values under the five-year long-term incentive program were determined by the Committee using an analysis of potential realizable compensation (i.e., actual value realized from awards upon vesting or exercise) from achieving certain levels of stock price appreciation over the duration of the program. The actual number of stock options and restricted stock units granted to participants were calculated based on (i) the target realizable compensation for the participant, (ii) stock price hurdles established for the program and (iii) a targeted mix of 90% stock options and 10% restricted stock units. The number of stock options and restricted stock units to be granted were then divided into a number of tranches, each with a combination of time-based and stock price performance vesting criteria. If the stock price vesting criteria are not achieved within six years after grant, the unvested awards will be forfeited, and the determination of whether a stock price hurdle is achieved is based on Charter’s 60-day average closing stock price. The tranche-level vesting schedules for stock options and restricted stock units are provided in the schedules below.

Proportion of Stock Options Vesting by Stock Price Hurdle and Time-Based Vesting Period

Stock Price Growth Hurdle (Approximate % Increase from Grant Price)	Time-Based Vesting Period (from 2016 grant date)			Total
	3 Years	4 Years	5 Years
30%	1/15	1/15	1/15	1/5
65%	1/15	1/15	1/15	1/5
105%	1/15	1/15	1/15	1/5
125%	1/15	1/15	1/15	1/5
155%	1/15	1/15	1/15	1/5
Total	1/3	1/3	1/3

Proportion of Restricted Stock Units Vesting by Stock Price Hurdle and Time-Based Vesting Period

Stock Price Growth Hurdle (Approximate % Increase from Grant Price)	Time-Based Vesting Period (from 2016 grant date)			Total
	3 Years	4 Years	5 Years
105%	1/9	1/9	1/9	1/3
125%	1/9	1/9	1/9	1/3
155%	1/9	1/9	1/9	1/3
Total	1/3	1/3	1/3

2009 Stock Incentive Plan and 2019 Stock Incentive Plan

Our long-term incentive awards are granted under the 2009 Stock Incentive Plan (the “2009 Plan”), which is an omnibus plan that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock, restricted stock units and restricted stock as each term is defined in the Stock Incentive Plan and in the discretion of the Committee. Unless terminated sooner, the Stock Incentive Plan will terminate on November 30, 2019, and no option or award can be granted thereafter under that plan.

As of December 31, 2018, 4,108,291 shares remained available for future grants under the 2009 Plan. As of December 31, 2018, there were 3,292 participants in the 2009 Plan.

The Committee considered and recommended to the Board of Directors the adoption of a new stock incentive plan. In January 2019, the Board approved the 2019 Stock Incentive Plan (the “2019 Plan” and together with the 2009 Plan the “Stock Incentive Plans”) subject to shareholder approval as proposed in this Proxy Statement.

The Stock Incentive Plans authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the Stock Incentive Plans authorize repricing, no repricing has occurred under the plan to date.

Modifications to Certain Long-Term Awards

In October 2017, the Committee approved the amendment of certain outstanding long-term incentive awards for the NEOs such that unvested RSUs and stock options would vest fully upon death or Disability (as defined under the 2009 Plan) and vested stock options following death, Disability or Retirement (as defined under the 2009 Plan) would remain exercisable until the earlier of eighteen months following such a termination or the expiration date of the stock option. These changes were made by the Committee in consideration of peer group practices as well as what was considered fair and appropriate for participants in our long-term incentive program upon such termination events. Prior to this amendment, all such awards vested on a pro rata basis upon death, Disability or Retirement and vested stock options expired upon the earlier of six months following such a termination or the original expiration date of the stock option. For Messrs. Rutledge, Bickham, Ellen and Winfrey, this amendment only applied to grants made on or before January 15, 2016 and did not apply to the performance-based RSU and stock option awards granted after this date in 2016. Under the performance-based RSU agreements, generally the RSUs are cancelled upon death or Disability and under the performance-based stock option agreements, the unvested portion of the options are cancelled and the vested portion is exercisable for one year following the death or Disability. In addition, for Mr. Bickham, if he terminates his employment without Good Reason before the expiration of his employment agreement or if his employment is terminated for any reason after the expiration of his employment agreement, the vested portion of his performance-based stock options will be exercisable for three years following the termination of employment.

In October 2018, the Committee approved the amendment of Mr. Howard’s long-term incentive award in 2018 to provide that vested options following Retirement would remain exercisable until the earlier of thirty-six months following Retirement or the expiration date of the stock option. The Committee made the change in consideration of peer group practices.

Other Elements of Compensation

The NEOs are eligible to participate in all other benefit programs offered to all employees generally.

Employment Agreements

The Company did not enter into new employment agreements with, or modify existing employment agreements for, any of our NEOs in the 2018 fiscal year. Messrs. Rutledge, Bickham, Ellen and Winfrey currently have employment agreements with the Company, while Mr. Howard does not have an employment agreement. A more detailed description of employment arrangements with our NEOs is set forth below under the section titled “Employment Agreements.”

Tax and Accounting

Prior to the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee had designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). Effective January 1, 2018, performance-based compensation potentially no longer qualifies for exemption from the Section 162(m) limitation. Certain awards under the existing plans may be deductible, but future awards would be analyzed under the new laws and may not create a tax deduction. Once an individual has become an NEO, these individuals will remain subject to the limitation under Section 162(m) for all current and future compensation. These tax effects are only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible under section 162(m).

We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). For stock options and restricted stock with market conditions, the cost is equal to the fair value of the option or restricted stock on the date of grant, estimated using Monte Carlo simulations.

Additional Compensation Governance Policies

Stock Ownership Guidelines

The stock ownership guidelines are based on achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
President and COO	3x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually stock beneficially owned outright and 25% of the value of time-based restricted stock and restricted stock units that are only subject to time-based vesting (the performance-based restricted stock unit awards do not count toward the ownership guidelines). There is no time requirement to meet the guidelines. However, until the minimum level is reached, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2018 all covered directors and the NEOs met the applicable stock ownership guidelines (except for individuals appointed or hired after the closing of the Transactions who have had limited or no vesting events).

Compensation Recovery Policy

The Compensation Recovery Policy provides that all executive officers, including the NEOs, may, under certain circumstances, be required to repay or forfeit annual incentive or other performance-based compensation, including payments under our Executive Bonus Plan, received in the event of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there is a three-year look back period for compensation recovery and it applies regardless of whether or not the individual was at fault in the circumstances leading to the restatement. However, the Committee has been granted greater authority to recover any outstanding equity based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

Hedging

The Company prohibits any Named Executive Officer, as well as other senior members of management, from hedging transactions or similar arrangements with respect to Company securities.

Stockholder Vote on Say on Pay

At the Company’s 2017 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and, as the Board of Directors recommended, voted to hold an advisory vote on executive compensation every three (3) years with approximately 57% of the votes cast in favor of the frequency proposal. At this same meeting, the stockholders also considered an advisory vote on executive compensation for the NEOs and, as the Board of Directors recommended, the stockholders approved the 2017 executive compensation with approximately 70% of the votes cast voting in favor of the proposal.

Charter’s executive compensation program is designed to ensure management’s interests are aligned with our investors’ interests to support long-term value creation, while also maintaining the consistency over time that is imperative for motivating and retaining employees. After considering the stockholders’ advisory votes, including the level of support received for each proposal, the Committee continues to believe that the Company’s executive compensation structure – including the five-year long-term incentive program established in 2016 – best achieves the desired alignment. In addition, the Committee views a three-year period between advisory votes on executive compensation as the most effective approach, providing investors sufficient time to evaluate the effectiveness of both short and long-term compensation strategies and corresponding business outcomes of the Company. Although the Committee will continue to monitor the frequency of the vote, the Committee considers a triennial vote on executive pay to be the appropriate frequency to provide time to thoughtfully consider and implement appropriate changes to our executive compensation program.

Proactive Stockholder Engagement

Charter values and carefully considers the feedback we receive from our stockholders. In 2018, we engaged in constructive dialogue with our leading institutional stockholders as well as certain proxy advisory firms. We reached out to and offered to have discussions with stockholders holding approximately 64% of the shares of our outstanding stock. We engaged with each stockholder who accepted our offer, making our Executive Vice President, General Counsel and Corporate Secretary, our Senior Vice President, Investor Relations and our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary available. Stockholder feedback, including through direct discussions and prior shareholder votes, as well as engagement with proxy advisory firms that represent the interests of a wide array of stockholders is reported to our Nominating and Corporate Governance Committee periodically throughout the year. We also review our practices against guidelines published by stockholders and proxy advisory firms, among others.

The engagements covered a variety of topics, including how executive compensation and incentives fit with Charter’s long-term strategy, board structure and diversity, and considerations for enhanced disclosures of certain items. A topic frequently discussed was the Company’s 5-year long-term equity incentive program for executives, including the criteria the Committee took into account in determining the time and performance-based vesting elements and how those criteria were tied to significant levels of stock price appreciation. Stockholders generally supported the long-term growth approach that Charter has taken to equity compensation. We take seriously the views of our stockholders and took into consideration all the various input we received, and intend to continue our stockholder engagement efforts in 2019.

Summary Compensation Table

The following table sets forth compensation information for our named executive officers (“NEOs”) that were identified as such as of December 31, 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas M. Rutledge Chairman and Chief Executive Officer	2018	2,000,000	—	—	5,738,112	—	419,152	8,157,264
	2017	2,000,000	—	—	5,489,856	89,697	233,763	7,813,316
	2016	2,000,000	10,086,658	77,990,740	7,651,397	503,383	283,549	98,515,727
John Bickham President and Chief Operating Officer	2018	1,500,000	—	—	2,869,056	1,859	358,239	4,729,154
	2017	1,500,000	—	—	2,744,928	356,409	282,481	4,883,818
	2016	1,450,962	7,009,538	35,349,000	3,279,151	192,726	159,661	47,441,038
David G. Ellen Senior Executive Vice President	2018	1,250,000	—	—	1,912,704	—	78,610	3,241,314
	2017	1,250,000	—	—	1,829,952	—	61,725	3,141,677
	2016	605,770	2,384,516	17,797,369	1,286,995	—	13,973	22,088,623
Christopher L. Winfrey Chief Financial Officer	2018	850,000	—	—	1,219,349	—	61,919	2,131,268
	2017	850,000	—	—	1,166,594	—	55,746	2,072,340
	2016	772,127	4,164,371	23,002,337	1,250,148	—	19,900	29,208,883
Kevin Howard(6) Chief Accounting Officer and Controller	2018	432,850	206,269	618,753	289,770	—	20,535	1,568,177
	2017	423,325	337,204	487,686	271,133	—	20,209	1,539,557

(1)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and restricted stock unit grants, if any, to each NEO during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the average of the high and low stock prices on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(2)

Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each NEO during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

(3)	The amounts reported under this column are executive bonus plan payments made in 2019 for each NEO under the 2018 Executive Bonus Plan.

(4)

Although the plan was frozen in 2016 and no benefits accrued after that date, these amounts represent the aggregate change in the actuarial present value of Mr. Rutledge’s and Mr. Bickham’s accumulated pension benefits under the Time Warner Cable Pension Plan, and the Time Warner Cable Excess Benefit Pension Plan. See the Pension Benefits Table and “Legacy TWC Pension Benefits” for additional information regarding these benefits.

(5)	The following table identifies the perquisites and personal benefits received by the NEOs, identified below, that exceeded $10,000 in the aggregate for the year ended December 31, 2018:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(b)
Thomas M. Rutledge	386,182	—	29,718	1,113	2,086	53
John Bickham	348,177	—	6,858	1,113	2,086	5
David Ellen	57,564	16,500	1,242	1,113	2,086	105
Christopher L. Winfrey	41,680	16,500	540	1,113	2,086	—
Kevin Howard	—	16,500	810	1,113	2,086	26

(a)

As set forth in more detail below under the section titled “Employment Agreements”, Messrs. Rutledge, Bickham, Ellen and Winfrey are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Rutledge also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Rutledge, Bickham, Ellen and Winfrey are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

(b)	Amounts reported for 2018 represent gross-ups for 2018 service awards.

(6)	Mr. Howard was not a NEO in 2016 and, accordingly, compensation data for that year is not included.

2018 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold – 0% ($)	Target – 100% ($)	Maximum – 150% ($)
Thomas M. Rutledge	—	—	6,000,000	9,000,000	—	—	—	—
John Bickham	—	—	3,000,000	4,500,000	—	—	—	—
David Ellen	—	—	2,000,000	3,000,000	—	—	—	—
Christopher L. Winfrey	—	—	1,275,000	1,912,500	—	—	—	—
Kevin Howard	—	—	302,995	454,493	—	—	—	—
	1/16/2018	—	—	—	584	—	—	206,269
	1/16/2018	—	—	—	—	6,495	353.20	618,753

(1)	Mr. Howard received a grant on January 16, 2018 as part of the Company’s annual equity grant program.

(2)

These columns show the range of payouts under the 2018 Executive Bonus Plan based on the applicable 2018 performance criteria. Related payments were made in 2019 for 2018 performance based on the metrics described in the section titled “2018 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)	Awards under this column were granted as restricted stock units under the 2018 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	These option awards were granted as options under the 2018 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our NEOs that remained outstanding as of December 31, 2018. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the exercise price and performance targets (divided by .9042) and the number of restricted stock units and stock options (multiplied by .9042) for all equity awards outstanding on May 18, 2016.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Rutledge	180,840	(2)	—		—		59.28	12/19/2021	—		—	—		—
	203,445	(3)	—		—		59.28	12/19/2021	—		—	—		—
	147,905	(4)	—		—		150.88	1/15/2024	—		—	—		—
	136,188	(5)	—		—		175.76	1/15/2025	—		—	—		—
	—		—		904,200	(8)	222.92	4/25/2026	—		—	—		—
	—		—		723,360	(8)	232.34	4/26/2026	—		—	—		—
	—		—		—		—	—	—		—	180,840	(9)	$51,533,974

John Bickham	73,952	(4)	—		—		150.88	1/15/2024	—		—	—		—

	68,094	(5)	—		—		175.76	1/15/2025	—		—	—		—

	—		48,129	(6)	—		183.87	1/15/2026	—		—	—		—

	—		—		587,730	(8)	221.25	6/17/2026	—		—	—		—

	—		—		135,630	(8)	242.30	7/25/2026	—		—	—		—

	—		—		—		—	—	—		—	80,373	(9)	$22,903,893

	—		—		—		—	—	13,596	(10)	$3,874,452	—		—
David Ellen	—		—		406,890	(8)	221.25	6/17/2026	—		—	—		—
	—		—		—		—	—	—		—	45,210	(9)	$12,883,493

Christopher L. Winfrey	81,378	(11)	—		—		36.17	11/1/2020	—		—	—		—

	70,075	(2)	—		—		60.96	4/26/2021	—		—	—		—

	163,509	(3)	—		—		60.96	4/26/2021	—		—	—		—

	36,976	(4)	—		—		150.88	1/15/2024	—		—	—		—

	34,046	(5)	—		—		175.76	1/15/2025	—		—	—		—

	—		24,064	(6)	—		183.87	1/15/2026	—		—	—		—

	—		—		497,309	(8)	221.25	6/17/2026	—		—	—		—

	—		—		—		—	—	—		—	55,257	(9)	$15,746,587

	—		—		—		—	—	6,798	(10)	$1,937,226	—		—
Kevin Howard	5,652	(11)	—		—		39.13	7/27/2020	—		—	—		—
	13,563	(2)	—		—		60.96	4/26/2021	—		—	—		—
	8,374	(4)	—		—		150.88	1/15/2024	—		—	—		—
	7,711	(5)	—		—		175.76	1/15/2025	—		—	—		—
	—		6,131	(6)	—		183.87	1/15/2026	—		—	—		—
	—		4,371	(7)	—		299.61	1/17/2027	—		—	—		—
	—		2,058	(7)	—		340.44	4/24/2027	—		—	—		—
	—		6,495	(7)	—		353.20	1/16/2028	—		—	—		—
	—		—		—		—	—	3,434	(10)	$978,587	—		—

(1)	Based on the closing stock price at December 31, 2018 of $284.97 per share.

(2)

Amounts shown reflect time-vesting stock options granted in 2011 and 2012 under the Stock Incentive Plan that vested and became exercisable in equal installments on each of the first three anniversaries of the grant date. For Mr. Rutledge, represents the award that was granted on December 19, 2011. For Messrs. Winfrey and Howard, represents unexercised stock options from the awards that were granted on April 26, 2011.

(3)

Amounts shown reflect performance-vesting stock options granted in 2011 and 2012 under the Stock Incentive Plan. Grants of performance-vesting options vested subject to the achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the award that was granted on December 19, 2011. For Mr. Winfrey, represents the award that was granted on April 26, 2011. All of these performance-vesting stock option grants vested prior to December 31, 2018.

(4)	Amounts shown reflect time-vesting stock options granted on January 15, 2014 under the Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(5)	Amounts shown reflect time-vesting stock options granted on January 15, 2015 under the Stock Incentive Plan that fully vest and became exercisable on the third anniversary of the grant date.

(6)

Amounts shown reflect time-vesting stock options granted on January 15, 2016 under the Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date. These stock options fully vested on January 15, 2019 but are shown as unvested in the table, which is as of December 31, 2018.

(7)

Amounts shown reflect time-vesting stock options granted to Mr. Howard in 2017 and 2018 under the Stock Incentive Plan that fully vest and become exercisable on the third anniversary of each respective grant date. Represents the awards of 4,371 stock options and 2,058 stock options that were granted on January 17, 2017 and April 24, 2017, and 6,495 stock options that were granted on January 16, 2018, respectively.

(8)

Amounts shown reflect grants of performance-vesting stock options that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the awards of 904,200 stock options and 723,360 stock options that were granted on April 25, 2016 and April 26, 2016, respectively. For Mr. Bickham, represents the awards of 587,730 stock options and 135,630 stock options that were granted on June 17, 2016 and July 25, 2016, respectively. For Messrs. Ellen and Winfrey, represents the awards of stock options that were granted on June 17, 2016.

(9)

Amounts shown reflect grants of performance-vesting restricted stock units (RSUs) that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the award that was granted on April 25, 2016. For Mr. Bickham, represents the awards of 65,303 RSUs and 15,070 RSUs that were granted on June 17, 2016 and July 25, 2016, respectively, and are shown as a combined amount in the table. For Messrs. Ellen and Winfrey, represents the awards that were granted on June 17, 2016.

(10)

Amounts shown reflect time-vesting RSUs granted in 2016, 2017 and 2018 under the Stock Incentive Plan that each fully vest on the third anniversary of the grant date. For Mr. Bickham, represents the award of 13,596 RSUs that were granted on January 15, 2016. For Mr. Winfrey represents the award of 6,798 RSUs that were granted on January 15, 2016. For Mr. Howard, represents the awards of 1,732 RSUs, 1,063 RSUs, 55 RSUs and 584 RSUs that were granted on January 15, 2016, January 17, 2017, April 24, 2017 and January 16, 2018, respectively, and are shown as a combined amount in the table. All of the RSUs granted on January 15, 2016 fully vested on January 15, 2019, but are shown as unvested in the table, which is as of December 31, 2018.

(11)

Amounts shown reflect time-vesting stock option awards granted in 2010 under the Stock Incentive Plan. For Mr. Winfrey, represents the award of stock options granted on November 1, 2010 and vested in equal installments on each of the first four anniversaries of the grant date. For Mr. Howard, represents unexercised stock options from the award that was granted on July 27, 2010 and vested in equal installments on March 1, 2011 and each of the next three anniversaries thereafter.

2018 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2018 for each of the Company’s NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Thomas M. Rutledge(2)	—	—	5,689	2,027,104
John Bickham(3)	144,672	36,846,512	2,844	1,013,374
David Ellen	—	—	—	—
Christopher L. Winfrey(4)	—	—	1,422	506,687
Kevin Howard(5)	—	—	725	258,332

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)	Mr. Rutledge had 5,689 time-vesting RSUs vest on January 15, 2018 and 2,306 were withheld to cover taxes at a market value of $356.32 (the average of the high and low trading prices on that day).

(3)

Mr. Bickham exercised and sold 144,672 stock options at an exercise price of $66.87 per option on October 31, 2018 at a market value of $321.56 (the average of the high and low trading prices on that day). Mr. Bickham also had 2,844 time-vesting RSUs vest on January 15, 2018 and 990 shares were withheld to cover taxes at a market value of $356.32 (the average of the high and low trading prices on that day).

(4)	Mr. Winfrey had 1,422 time-vesting RSUs vest on January 15, 2018 and 501 shares were withheld to cover taxes at a market value of $356.32 (the average of the high and low trading prices on that day).

(5)	Mr. Howard had 725 time-vesting RSUs vest on January 15, 2018 and 257 shares were withheld to cover taxes at a market value of $356.32 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Legacy TWC Pension Benefits

In connection with Mr. Rutledge’s and Mr. Bickham’s employment by a predecessor and/or affiliate of Legacy TWC, Mr. Rutledge and Mr. Bickham participated in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan (the “Cable Plan”), and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “Pension Plans”) offered by those employers and accrued a benefit as a result. No other NEO is entitled to benefits under the Pension Plans. As of the closing of the Transactions, Charter is the sponsor of the Pension Plans. As of December 31, 2018, the present value of Mr. Rutledge’s and Mr. Bickham’s accrued benefit under the Pension Plans was $1,243,163, and $1,164,097, respectively, reflecting the assumptions that (i) the benefits will be payable at the earliest retirement age at which unreduced benefits are assumed to be payable (which is age 65) under the plans, valued as if paid as a life annuity, (b) 28.58 and 8.75 years, respectively, of benefit service to Legacy TWC during their tenure there, and (c) are consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 20 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. As shown above in the Summary Compensation Table, the actuarial present value of Mr. Bickham’s accrued benefit under the Pension Plans increased by $1,859 during 2018 as a result of a required discontinuation of the payout status of their pension benefits prior to the Transactions and the required actuarial calculations pursuant to the Pension Plans.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Cable Plan. However, as permitted under Federal tax law, Legacy TWC designed the Excess Benefit Plan to provide for supplemental payments by Legacy TWC of an amount that eligible employees would have received under the Cable Plan if eligible compensation were subject to a higher limit and there were no payment restrictions. The amount of the payment under the Excess Benefit Plan is calculated based on the differences between (a) the annual benefit that would have been payable under the Cable Plan if the annual eligible compensation limit imposed by the tax laws was $350,000 (the maximum compensation limit imposed under the Excess Benefit Plan) and (b) the actual benefit payable under the Cable Plan.

Benefit payments under the Pension Plans are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•

1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below.

The benefits under the Pension Plan are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years, or (iv) as of January 1, 2015, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement or termination of employment (in which case, benefits are payable as (i) a single life annuity, (ii) a 50% or 75% joint and survivor annuity or (iii) a lump sum). In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period. Benefits under the Excess Benefit Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline.

Pension Benefits Table

Set forth in the table below are the years of credited service and the present value of Mr. Rutledge’s and Mr. Bickham’s accumulated benefit under the Pension Plans computed as of December 31, 2018, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited consolidated financial statements for the year ended December 31, 2018.

PENSION BENEFITS FOR 2018

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2018
Thomas M. Rutledge	Time Warner Cable Pension Plan	28.583	$1,243,163	—
	Excess Benefit Plan		—	—

	Total		$1,243,163	—
John Bickham	Time Warner Cable Pension Plan	8.75	$662,774	$99
	Excess Benefit Plan		$501,323	$1,760

	Total		$1,164,097	$1,859

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2018 for the purpose of determining benefit service under the Pension Plans.

(2)

The present values of accumulated benefits for the Pension Plans as of December 31, 2018 were calculated using a discount rate of 4.37% from January 1, 2018 to December 31, 2018 for the Cable Plan and a discount rate of 4.21% for the Excess Plan. The mortality assumption is based on the RP-2015 Sex-Distinct Annuitant Mortality projected forward using generational Scale MP-2015. Lump sums are based on the 2019 417(e) mortality table and the September 2018 417(e) interest rates. The calculations are based on the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 20 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 except that retirement is assumed to be at the earliest unreduced age and no pre-retirement mortality.

Employment Agreements

Thomas M. Rutledge

On May 17, 2016, Charter entered into an amended and restated employment agreement with Thomas Rutledge (the “Rutledge Agreement”). The Rutledge Agreement has a term of five years from May 17, 2016, and provides that Mr. Rutledge will serve as the Chairman of the Charter board of directors and Chief Executive Officer of Charter and will have duties commensurate with such positions. Under the Rutledge Agreement, Mr. Rutledge is to receive a current base salary of $2,000,000 during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Rutledge is eligible to participate in the Executive Bonus Plan with a target bonus equal to 300% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Rutledge is entitled to use Company aircraft for such travel and for commuting and up to 125 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

John Bickham

Effective as of May 18, 2016, Charter entered into an employment agreement with John Bickham (the “Bickham Agreement”). The Bickham Agreement provides that Mr. Bickham shall be employed in an executive capacity as President and Chief Operating Officer with such responsibilities, duties and authority as are customary for such role reporting to the Chief Executive Officer at a base salary of $1,500,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Under the Bickham Agreement, Mr. Bickham is to serve as Charter’s President and Chief Operating Officer for a term expiring on May 18, 2021. He is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 200% of his annual base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Bickham is entitled to use Company aircraft for such travel and for up to 80 hours of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

David Ellen

Effective as of July 1, 2016, Charter entered into an employment agreement with David Ellen (the “Ellen Agreement”). The Ellen Agreement provides that Mr. Ellen shall be employed in an executive capacity as Senior Executive Vice President with the authorities, duties and responsibilities for overseeing: (i) the following business and corporate functions: Programming, Policy (in partnership with Government Affairs), Spectrum Networks (including RSNs and the local news and sports networks), Human Resources (including Diversity and Labor Relations), Communications and Security; and (ii) the legal group (x) supporting the Programming, Policy, Spectrum Networks, Product and Labor Relations functions as well as (y) handling regulatory compliance for a term expiring on July 1, 2021. The Ellen Agreement provides that Mr. Ellen will receive a base salary of $1,250,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Ellen is also eligible to participate in the Executive Bonus Plan with a target bonus of not less than 160% of his annual base salary. Mr. Ellen is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Ellen for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Ellen is entitled to use Company aircraft for such travel and for up to 30 hours of discretionary personal use per calendar year (without carryover). The Ellen Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Christopher L. Winfrey

Effective as of May 18, 2016, Charter and Mr. Winfrey entered into an employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a base salary of $850,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. He is eligible to participate in the Executive Bonus Plan with a target bonus of not less than 150% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and necessary expenses incurred in connection with the performance of his duties. The Winfrey Agreement has an initial term from the effective date through May 18, 2021 provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement contains a two-year non-compete provision and a one year non-solicitation clause.

Separation and Related Arrangements

Named Executive Officers

The stock price used in the separation tables that follow is based on $284.97 per share, the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 31, 2018. The paragraphs that follow describe the payments that each NEO would have received assuming the applicable termination event occurred on December 31, 2018. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage for the period of severance, if applicable; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: NEOs may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements, and for Mr. Howard, the Company’s policies applicable for Senior Vice Presidents. If eligible for severance: (1) Mr. Rutledge will receive severance equal to two and one-half times his applicable annual base salary and target bonus; (2) Mr. Bickham will receive severance equal to two and one-half times his applicable annual base salary and target bonus and, in certain cases, a cash payment equal to the fair market value of a pro rata portion of his unvested performance-vesting stock option and performance-vesting restricted stock unit awards; (3) Messrs. Ellen and Winfrey will each receive severance equal to two times their applicable annual base salary and target bonus; and (4) Mr. Howard will receive severance equal to one times his annual base salary and bonus.

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement, and for Mr. Howard the 2018 Executive Bonus Plan, payable in accordance with the 2018 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables. If eligible for a bonus payment on a specific termination event: Mr. Rutledge will receive a target bonus of 300% of his annual base salary; Mr. Bickham will receive a target bonus of 200% of his annual base salary; Mr. Ellen will receive a target bonus of 160% of his annual base salary; Mr. Winfrey will receive a target bonus of 150% of his annual base salary; and Mr. Howard will receive a target bonus of 70% of his annual base salary. See the “Base Salary and Annual Bonus” section in the Compensation Discussion and Analysis for further details of the plan. See the “Summary Compensation Table” for actual 2018 Executive Bonus Plan payouts.

•

“Stock Options,” “Restricted Stock” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plan. See “Long-Term Incentives” under the Compensation Discussion & Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements and Company policies applicable to our NEOs, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by a NEO without good reason and all bonus awards and unvested equity will be forfeited and cancelled effective as of the date of termination. Under the long-term incentive award agreements with our NEOs, vested stock options generally may be exercised for a period of time not to exceed six months from the effective date of a for cause/voluntary termination or the option expiration date, if sooner. The performance-vesting options granted to Mr. Bickham in 2016 provide that he may exercise the options for up to three years following a voluntary termination without good reason. “For cause” is generally defined under our NEOs’ employment agreements and applicable Company policies to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies; acts of fraud or willful and material misrepresentations or concealments from the Company or board of directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a material negative impact or crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any securities laws; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the Company’s premises or during a Company function; gross neglect of duty or willful misconduct related to duties; or willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. Under our employment agreements with Messrs. Rutledge and Bickham, “for cause” includes the foregoing factors amended to read that breaches of material obligations and fiduciary duties, material misrepresentations and concealments and failure to adhere to Company policies must be willful and reasonably expected to cause substantial injury to the business or reputation of the Company. For a definition of “good reason”, see the section below, titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death or Disability

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make certain payments to, or allow full equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.”

An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a NEO is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	6,000,000	—	—	6,000,000
John Bickham	5,642,245	3,000,000	4,865,842	3,874,452	17,382,539
David Ellen	—	2,000,000	—	—	2,000,000
Christopher L. Winfrey	—	1,275,000	2,432,870	1,937,226	5,645,096
Kevin Howard	735,845	302,995	619,844	978,586	2,637,270

(1)

No severance is payable in the event of a termination based on death or disability of any NEO other than Mr. Howard. Under the Company’s policies applicable for Senior Vice Presidents, Mr. Howard is also entitled to receive an amount equal to his annual base salary and target bonus for the year in which the death or disability occurs.

(2)

Each NEO or his or her estate or beneficiaries will be entitled to receive a pro rata bonus for the performance period ending prior to the date of a death or disability termination event. Under the Company’s policies applicable for Senior Vice Presidents, Mr. Howard is also entitled to receive an amount equal to his target bonus for the year in which the death or disability occurs.

(3)

All time-vesting option grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability. As to performance-vesting stock option awards granted in 2016, all of the unvested awards would be cancelled in the event of such a termination on December 31, 2018.

(4)

All time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of such a termination on December 31, 2018.

Termination due to Retirement by the Executive

In the event that an NEO terminates his or her employment with Charter due to retirement, the executive may be entitled to pro rata vesting of unvested equity awards granted to the executive.

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age (at least 55) plus years of service equal to 70. Although of the NEOs only Mr. Rutledge and Mr. Bickham meet the “rule of 70” retirement qualification, the table that follows assumes that all of them did as of December 31, 2018.

	Severance ($)(1)	Bonus ($)(1)	Stock Options ($)(2)	Restricted Stock and Restricted Stock Units ($)(3)	Total ($)
Thomas M. Rutledge	—	—	—	—	—
John Bickham	—	—	4,799,217	3,821,448	8,620,665
David Ellen	—	—	—	—	—
Christopher L. Winfrey	—	—	2,399,609	1,910,724	4,310,333
Kevin Howard	—	—	611,352	692,762	1,304,114

(1)	No severance or bonus amounts are payable in the event of an NEO’s retirement.

(2)

In the event of the executive’s retirement, all time-vesting stock option grants made to our NEOs are subject to pro rata vesting after the first anniversary of the respective award’s grant date. As to performance-vesting option awards granted in 2016, all of the unvested awards would be cancelled in the event of an executive’s retirement on December 31, 2018.

(3)

In the event of the executive’s retirement, all time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to pro rata vesting after the first anniversary of the respective award’s grant date. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of an executive’s retirement on December 31, 2018.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates a NEO’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata vesting of unvested equity awards granted to the executive.

For a definition of a “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

A NEO may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our NEOs, “good reason” includes: a reduction in base salary or bonus; a material reduction in authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; or any failure by a successor company to assume the executive’s employment agreement following a change in control. For Mr. Howard, our equity grant agreements define “good reason” to include a reduction in base salary, a failure to pay compensation when due, and certain relocations of the executive’s primary workplace.

For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	20,000,000	6,000,000	—	—	26,000,000
John Bickham	16,892,245	3,000,000	4,799,217	3,821,448	28,512,910
David Ellen	6,500,000	2,000,000	—	—	8,500,000
Christopher L. Winfrey	4,250,000	1,275,000	2,399,609	1,910,724	9,835,333
Kevin Howard	735,845	302,995	611,352	745,766	2,395,958

(1)

All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable. Pursuant to the terms of Mr. Bickham’s employment agreement, he is entitled to a cash payout equal to: (i) a pro rata amount of unvested performance-vesting stock options for which the applicable performance criteria have been achieved as of the termination date, multiplied by (ii) the average of the high and low stock prices on the termination date less the exercise price of the applicable stock options. For the purposes of calculating the amount set forth in the table, the Company assumed a value of $284.35, the average of the high and low stock prices of the Company’s Class A common stock on December 31, 2018. Mr. Bickham is also entitled to a comparable cash payout related to his unvested performance-vesting restricted stock unit awards. Mr. Howard is entitled to receive an amount equal to his annual base salary and target bonus for the year in which the termination without cause occurs.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement or the 2018 Executive Bonus Plan as of December 31, 2018 payable in accordance with the 2018 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables. Under the Company’s policies applicable for Senior Vice Presidents, Mr. Howard is also entitled to receive an amount equal to his target bonus for the year in which the termination without cause occurs.

(3)

All time-vesting stock option grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause / good reason termination. As to performance-vesting option awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2018.

(4)

All time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause / good reason termination. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2018.

Termination within 30 days before or 13 months after Change in Control without Cause or for Good Reason

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make payments to, or allow pro rata or full vesting of unvested equity awards for, these executives in the event that, within 30 days before, or 13 months following (and in the case of Mr. Howard, 12 months following), the occurrence of a change in control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% (50% under Mr. Howard’s long-term incentive grant agreements) or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board of directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	20,000,000	6,000,000	—	—	26,000,000
John Bickham	16,892,245	3,000,000	4,865,842	3,874,452	28,632,539
David Ellen	6,500,000	2,000,000	—	—	8,500,000
Christopher L. Winfrey	4,250,000	1,275,000	2,432,870	1,937,226	9,895,096
Kevin Howard	735,845	302,995	619,844	978,586	2,637,270

(1)

All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable. Pursuant to the terms of Mr. Bickham’s employment agreement, he is entitled to a cash payout equal to: (i) a pro rata amount of unvested performance-vesting stock options for which the applicable performance criteria have been achieved as of the termination date, multiplied by (ii) the average of the high and low stock prices on the termination date less the exercise price of the applicable stock options. For the purposes of calculating the amount set forth in the table, the Company assumed a value of $284.35, the average of the high and low stock prices of the Company’s Class A common stock on December 31, 2018. Mr. Bickham is also entitled to a comparable cash payout related to his unvested performance-vesting restricted stock unit awards. Mr. Howard is entitled to receive an amount equal to his annual base salary and target bonus for the year in which the termination occurs.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement or the 2018 Executive Bonus Plan as of December 31, 2018 payable in accordance with the 2018 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting stock option grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to the performance-vesting stock option awards granted in 2016, in the event of a change in control, all eligible unvested performance-vesting stock options will vest based upon the highest price paid per share in the change in control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such change in control, all non-eligible stock options and all unvested eligible stock options that do not vest in accordance with the award agreement in connection with a change in control shall be cancelled and forfeited. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $284.97, the closing price of the Company’s Class A common stock on December 31, 2018 and therefore none of the performance-vesting stock options would be vested.

(4)

All time-vesting restricted stock unit grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to performance-vesting restricted stock units, in the event of a change in control, all eligible unvested performance-vesting restricted stock units will vest based upon the highest price paid per share in the change in control transaction. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $284.97, the closing price of the Company’s Class A common stock on December 31, 2018, and therefore all of the performance-vesting restricted stock units would be cancelled.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Certain Beneficial Owners of Charter Class A Common Stock

The following table sets forth information as of February 22, 2019 regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares Charter Class A common stock;

•	each Charter director and named executive officer; and

•	all Charter directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	63,595,445	25.01%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, New York 10007	33,507,797	12.80%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	12,177,966	5.41%
BlackRock, Inc.(5) 55 East 52nd Street New York, New York 10055	11,893,799	5.29%
TCI Fund Management Limited(6) 7 Clifford Street London, W1S 2FT, United Kingdom	11,772,411	5.23%
Dodge & Cox(7) 555 California Street, 40th Floor San Francisco, California 94104	11,680,954	5.19%
Directors and Executive Officers:
W. Lance Conn(8)	9,977	*
Kim C. Goodman(9)	1,884	*
Craig A. Jacobson(10)	13,262	*
Gregory B. Maffei(11)	2,875	*
John D. Markley, Jr.(12)	13,987	*
David C. Merritt(13)	9,974	*
James E. Meyer(14)	475	*
Steven A. Miron(15)	4,140	*
Balan Nair(16)	6,019	*
Michael Newhouse(17)	1,691	*
Mauricio Ramos(18)	3,473	*
Thomas M. Rutledge(19)	945,951	*
Eric L. Zinterhofer(20)	16,080	*
John Bickham(21)	221,305	*
David Ellen	—	*

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
Christopher L. Winfrey(22)	514,582	*
Kevin Howard(23)	31,305	*
Richard Dykhouse (24)	80,283	*
Jonathan Hargis (25)	20,959	*
All executive officers and directors as a group (19 persons) (26)	1,898,222	*

*	less than 1%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 22, 2019 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 224,971,942 shares of Class A common stock outstanding as of February 22, 2019, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901. Each share of Class A common stock is entitled to one vote.

(2)

Based on the Schedule 13D/A filed by Liberty Broadband on December 29, 2017 (the most recent filing). For information on Liberty Broadband’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 54,072,264 shares, that it shared voting and dispositive power with Liberty Interactive Corporation, now known as Qurate Retail, Inc., with respect to 5,358,401 shares. The shared voting and dispositive power with Advance/Newhouse Partnership (“A/N”) has been adjusted to 4,164,780 shares on an as-converted and as-exchanged basis pursuant to the terms of the proxy granted by A/N to Liberty Broadband. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director emeritus of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 49% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s board of directors.

(3)

Based on a Schedule 13D, Amendment No. 3, dated August 7, 2018 and filed on August 7, 2018 by Advance/Newhouse Partnership (“A/N”), Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”). For information on A/N’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. The 13D, Amendment No. 3, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 33,507,797 of the reported shares. The 13D, Amendment No. 3, reported that the shares reported as beneficially owned represented 33,507,797 shares of Class A Common Stock (including Class B Common Units and Convertible Preferred Units on an as-converted, as-exchanged basis).

(4)	Based on Schedule 13G, Amendment No. 1 filed by The Vanguard Group on February 11, 2019.

(5)	Based on Schedule 13G filed by BlackRock, Inc. on February 11, 2019.

(6)	Based on Schedule 13G filed by TCI Fund Management Limited on February 14, 2019.

(7)	Based on Schedule 13G filed by Dodge & Cox on February 14, 2019.

(8)	Includes 603 shares of restricted stock that are not yet vested but eligible to be voted.

(9)	Includes 603 shares of restricted stock that are not yet vested but eligible to be voted.

(10)	Includes 1,005 shares of restricted stock that are not yet vested but eligible to be voted.

(11)

Mr. Maffei is the President and Chief Executive Officer of Liberty Broadband. Liberty Broadband beneficially owns 25.01% of the outstanding shares of Charter Class A common stock. Mr. Maffei expressly disclaims beneficial ownership of any shares owned by Liberty Broadband. Includes 1,005 shares of restricted stock for Mr. Maffei that are not yet vested but eligible to be voted.

(12)

Includes 12,836 shares held jointly with his spouse, 1,151 shares held by the John Markley Family Trust and 603 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s shares are pledged as collateral security for a line of credit.

(13)	Includes 1,138 shares held by the Merritt Family Trust, 7,709 shares held in the David C. Merritt IRA and 603 shares of restricted stock that are not yet vested but eligible to be voted.be voted.

(14)	Includes 475 shares of restricted stock that are not yet vested but eligible to be voted.

(15)	Includes 1,005 shares of restricted stock that are not yet vested but eligible to be voted.

(16)	Includes 1,005 shares of restricted stock that are not yet vested but eligible to be voted.

(17)	Includes 603 shares of restricted stock that are not yet vested but eligible to be voted.

(18)	Includes 603 shares of restricted stock that are not yet vested but eligible to be voted.

(19)	Includes 668,378 options that are vested and exercisable.

(20)	Includes 1,507 shares of restricted stock that are not yet vested but eligible to be voted.

(21)	Includes 190,175 options that are vested and exercisable.

(22)

Includes 410,048 options that are vested and exercisable. Also includes (i) 27,126 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust; (ii) 34,908 shares held in the Winfrey Dynasty Trust; (iii) 34,909 shares held in the Yeniley Lorenzo Winfrey Irrevocable Trust; and (iv) 945 shares held in the Yeniley Lorenzo Winfrey Revocable Trust.

(23)	Includes 28,246 options that are vested and exercisable.

(24)	Includes 75,403 options that are vested and exercisable.

(25)	Includes 12,064 options that are vested and exercisable.

(26)

Includes options and restricted stock units that are exercisable or eligible to become vested within sixty days of February 22, 2019, and the shares of Charter Class A common stock beneficially owned described in footnotes (8) through (25).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. The indentures of our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., require delivery of fairness opinions for transactions with affiliates involving more than $100 million. Such fairness opinions have been obtained whenever required. Charter has determined that all of our transactions entered into with affiliates are in Charter’s best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

On May 23, 2015, in connection with the execution of the Merger Agreement and the amendment of the Contribution Agreement, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband, A/N and Legacy Charter (the “Stockholders Agreement”). As of the closing of the Transactions on May 18, 2016, the Stockholders Agreement replaced Legacy Charter’s existing stockholders agreement with Liberty Broadband, dated September 29, 2014, and superseded the amended and restated stockholders agreement among Legacy Charter, Charter, Liberty Broadband and A/N, dated March 31, 2015.

Under the terms of the Stockholders Agreement, the number of Charter’s directors is fixed at 13, and includes its chief executive officer. Upon the closing of the Transactions, two designees selected by A/N became members of the board of directors of Charter and three designees selected by Liberty Broadband continued as members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and Charter (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Upon the closing of the Transactions, Mr. Rutledge became the chairman of the board of Charter.

In connection with the closing of the Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Communications Holdings, LLC operating agreement, an exchange agreement, a registration rights agreement, a tax receivables agreement, an amendment agreement (that amended the Stockholders Agreement and the Liberty Broadband investment agreement) and a transition services agreement. These agreements were approved by the board of directors. Under the LLC agreement, during 2018 Charter paid $150 million to A/N as dividends on the 25 million convertible preferred units held by it that are entitled to a 6% annual dividend. Charter also paid approximately $1.6 million to A/N as tax distributions under the LLC agreement.

In December 2017, Charter and A/N entered into an amendment to the letter agreement dated December 23, 2016 (the “Letter Agreement”) that requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis once Charter or Charter Holdings have repurchased shares of Class A common stock or Charter Holdings common units from A/N and its affiliates for an aggregate purchase price of $400 million, which threshold has been reached. Pursuant to the TRA between Charter and A/N, Charter must pay to A/N 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from any future exchange or sale of the preferred and common units.

The Company is aware that Dr. John Malone, a director emeritus of Charter and Chairman of the board of directors and holder of 47.1% of voting interest in Liberty Broadband, may be deemed to have a 37.5% voting interest in Qurate Retail, Inc. (“Qurate,” formerly known as Liberty Interactive Corporation) and is on the board of directors of Qurate. Qurate wholly owns HSN, Inc. (“HSN”) and QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC. For the year ended December 31, 2018, the Company recorded revenue in aggregate of approximately $73 million from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.

Dr. Malone and Mr. Steven Miron, each a member of Charter’s board of directors, also serve on the board of directors of Discovery, Inc., (“Discovery”). The Company is aware that Dr. Malone owns 93.6% of the series B common stock of Discovery, 6% of the series C common stock of Discovery and has a 28% voting interest in Discovery for the election of directors. The Company is aware that Advance/Newhouse Programming Partnership (“A/N PP”), an affiliate of A/N and in which Mr. Miron is the CEO, owns 100% of the Series A-1 preferred stock of Discovery and 100% of the Series C-1 preferred stock of Discovery and has a 24.2% voting interest for the election of directors. A/N PP has the right to appoint three directors out of a total of eleven directors to Discovery’s board to be elected by the holders of Discovery’s Series A-1 preferred stock. The Company purchases programming from Discovery pursuant to agreements entered into prior to Dr. Malone and Mr. Miron joining Charter’s board of directors and a settlement agreement approved by the Audit Committee entered into in 2018. Based on publicly available information, the Company does not believe that Discovery would currently be considered a related party. The amounts paid in the aggregate to Discovery represent less than 3% of total operating costs and expenses for the year ended December 31, 2018.

Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has existing customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2017 or may involve amounts in excess of $120,000 for 2018. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:

•

Advance Digital Inc., an A/N company, provides search engine marketing services to Charter under a contract that was entered into prior to the closing of the transactions. Charter paid approximately $7.1 million for these services in 2018.

•

Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board; and Mr. Malone has a 47.6% voting interest in Liberty Media, which owns 34% of the Live Nation equity) is a customer of Spectrum Enterprise and Spectrum Media and purchased approximately $2.1 million of services during 2018.

Proposal No. 2: Approval of the Charter Communications, Inc. 2019 Stock Incentive Plan

(Item 2 on Proxy Card)

We are asking you to approve the Charter Communications, Inc. 2019 Stock Incentive Plan (the “2019 Plan”), which the Board adopted on January 29, 2019 upon the recommendation of the Compensation and Benefits Committee. The 2019 Plan will only become effective if approved by stockholders at the Annual Meeting. If approved, the effective date of the 2019 Plan will be April 23, 2019.

The purposes of the 2019 Plan are to enable the Company to attract and retain the types of employees, consultants and directors who will contribute to the Company’s long range success; provide incentives that align the interests of employees, consultants and directors with those of the stockholders of the Company; and promote the success of the Company’s business.

Reasons For Seeking Stockholder Approval

The Board believes that equity-based compensation is a critical part of the Company’s compensation program. Stockholder approval of the 2019 Plan would allow us to continue to attract and retain talented employees, consultants and directors with equity incentives. For more information on how the 2019 Plan fits within the Company’s existing compensation program and the Company’s past and current grant practices, see the executive compensation section of this Proxy Statement.

In addition, the Company’s 2009 Stock Incentive Plan (the “2009 Plan”) will expire in 2019. As a result, if the 2019 Plan is not approved, following the expiration of the 2009 Plan, we may be unable to maintain our current equity grant practices, and, therefore, may be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success. We may also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders as effectively as equity incentive awards.

Material Terms of the 2019 Plan

The following summary of the material terms of the 2019 Plan is qualified in its entirety by the full text of the 2019 Plan, a copy of which is attached to this Proxy Statement as Annex A. You also may obtain a copy of the 2019 Plan, free of charge, by writing to the Company, 400 Atlantic Street, Stamford, CT 06901, Attention: Investor Relations.

Effective Date; Duration of the 2019 Plan

The 2019 Plan will become effective upon approval by the Company’s stockholders and no awards are expected to be granted under the 2019 Plan prior to such approval. Except with respect to awards then outstanding, unless sooner terminated, the 2019 Plan will expire on January 29, 2029, the tenth anniversary of the date it was adopted by the Board and no further awards may be granted after such date.

2019 Plan Administration

The 2019 Plan will be administered by the Compensation and Benefits Committee or, in the Board’s discretion, by the Board. The Compensation and Benefits Committee will have the authority to, among other things, interpret the 2019 Plan, determine who will be granted awards under the 2019 Plan, prescribe the terms and conditions of each award, interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the 2019 Plan, and exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the 2019 Plan.

Eligibility

The Board in its discretion selects participants from among the employees, consultants and directors of the Company and its affiliates and other individuals designated by the Compensation and Benefits Committee who are reasonably expected to become employees, consultants and directors and who, in such capacities, are reasonably expected by the Board to contribute to the Company’s success. Only employees are eligible to receive incentive stock options. Approximately 98,000 employees, twelve non-employee directors, and 46,000 consultants would be eligible to participate in the 2019 Plan if it were currently in place. Historically, however, the Company has limited awards to a select number of individuals. For example, as of December 31, 2018, only 3,292 eligible persons held awards issued under the 2009 Plan. We do not currently anticipate granting any awards under the 2019 Plan to independent contractors of our Company.

Shares Available for Awards; Limits on Awards

The Company has reserved an aggregate of 16,000,000 shares of Class A common stock to be awarded under the 2019 Plan, (the “Total Share Reserve”). The Total Share Reserve was determined after reviewing the comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data prepared by Semler Brossy, which included advice regarding the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Total Share Reserve is intended to be sufficient to cover awards granted over a five-year period. Up to 16,000,000 of the Total Share Reserve may be issued under the 2019 Plan, in the aggregate, through the exercise of incentive stock options. No non-employee director may be granted awards under the 2019 Plan, during any fiscal year, that have a total value that exceeds $3,000,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes).

If any outstanding award expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the number of shares available under the 2019 Plan will be increased by the portion of the award that expired, or was canceled, forfeited or terminated. Shares tendered in payment of the option exercise price or delivered or withheld by the Company to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will also again become available for future grants under the 2019 Plan. Awards may be granted under the 2019 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. The Compensation and Benefits Committee may make appropriate adjustments to these limits to prevent dilution or enlargement of the rights of participants under the 2019 Plan (see Adjustments Upon Changes in Stock).

Available Awards

Awards that may be granted under the 2019 Plan include stock options (including both incentive stock options (ISOs) and nonqualified stock options), stock appreciation rights (SARs), dividend equivalent rights, restricted stock, restricted stock units (RSUs), performance awards and other stock-based awards. The terms of each award will be set forth in a written agreement.

Stock Options

A stock option is the right to purchase shares of Class A common stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a nonqualified stock option. ISOs and nonqualified stock options are taxed differently, as described under Federal Income Tax Treatment of Awards Under the 2019 Plan. Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of common stock on the grant date. Full payment of the exercise price must be made at the time of such exercise in cash, shares of Class A common stock, withholding of shares of Class A common stock deliverable upon exercise or in another manner approved by the Compensation and Benefits Committee. No stock option may be exercisable for a period of more than ten (10) years following the grant date of the stock option (or in the case of an ISO granted to a ten percent stockholder, for a period of more than five (5) years following the grant date). To date, no options have been granted under the Plan.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone (“freestanding rights”) or in tandem with options (“related rights”).

Dividend Equivalent Rights

Dividend Equivalent Rights represent the right to receive all or some portion of the dividends that are or would be payable with respect to shares of Class A common stock, payable in either cash or shares of Class A common stock.

Restricted Stock

A restricted stock award is an award of actual shares of common stock which are subject to certain restrictions for a period of time determined by the Compensation and Benefits Committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. The participant generally has the rights and privileges of a stockholder as to such restricted stock during the restricted period, including the right to vote the restricted stock and the right to receive dividends

Restricted Stock Units

An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, which are subject to certain restrictions for a period of time determined by the Compensation and Benefits Committee. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Prior to settlement of an RSU award and the receipt of shares, the participant does not have any rights as a stockholder with respect to such shares. The Compensation and Benefits Committee may grant RSUs with a deferral feature, whereby settlement of the RSU is deferred beyond the vesting date until a future payment date or event set out in the participant’s award agreement. The Compensation and Benefits Committee has the discretion to credit RSUs with dividend equivalents.

Performance Awards

A performance award is an award that is only earned if certain conditions are met. Performance awards may be denominated in shares of Class A common stock or in cash. The Compensation and Benefits Committee has the discretion to determine: the number of shares of common stock or stock-denominated units subject to a performance share award; the applicable performance period; the conditions that must be satisfied for a participant to earn an award; and the other terms, conditions and restrictions of the award. Whether a participant earns all or a portion of a performance award depends on the extent to which the performance goals established by the Compensation and Benefits Committee are attained within the applicable performance period. The Compensation and Benefits Committee has the discretion to determine whether the performance award is paid in shares of Class A common stock, cash or a combination of both.

Other Stock-Based Awards

The Compensation and Benefits Committee may grant other stock-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Compensation and Benefits Committee as set out in an award agreement.

Vesting

The 2019 Plan allows for awards subject to either time-based vesting or performance-based vesting, or both. The Compensation and Benefits Committee has the authority to determine the vesting schedule of each award, and to accelerate the vesting and exercisability of any award. The Company’s practice with respect to employee grants over the last five years has been to grant awards with a minimum of three years before any part of the award vests. Please see the Compensation Discussion and Analysis for information regarding the Company’s grant practices and outstanding awards for its Named Executive Officers.

Adjustments Upon Changes in Stock

In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the 2019 Plan and any award agreements, the exercise price of options and SARs, the maximum number of shares of common stock subject to all awards may be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.

Unless the Compensation and Benefits Committee specifically determines that such adjustment is in the best interests of the Company or its affiliates, the Compensation and Benefits Committee will, in the case of non-qualified stock options, ensure that any adjustments will not constitute a modification of such non-qualified stock options within the meaning of Code Section 409A. Any adjustments will be made in a manner which does not adversely affect the exemption provided under Rule 16b-3 under the Exchange Act. The Company will give participants notice of any adjustment.

Change in Control

Unless otherwise provided in an award agreement, in the event of a participant’s termination of service without cause or for good reason, in either case, during the 30-day period prior to or 13-month period following a change in control, the vesting of all awards will fully accelerate and all outstanding options and SARs will become immediately exercisable as of the date of the participant’s termination of service. In the case of performance awards, in the event of a participant’s termination of service without cause or for good reason, in either case, during the 30-day period prior to or 13-month period following a change in control, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the participant’s termination of service.

In the event of a change in control, the Compensation and Benefits Committee may in its discretion cancel any outstanding awards and pay to the holders the value of the awards based upon the price per share of Class A common stock received or to be received by other stockholders of the Company in the event. In the case of any option or SAR with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Compensation and Benefits Committee may cancel the option or SAR without the payment of any consideration.

Unless otherwise provided in an award agreement, a change in control is defined generally as (a) the acquisition by one person or more than one person acting as a group, of beneficial ownership of Class A common stock representing more than 50% of the total voting power of the Company’s stock; (b) a majority of the members of the Board are replaced by directors whose appointment or election is not endorsed by a majority of the Board; (c) a merger, consolidation, reorganization or similar transaction involving the Company or in which securities of the Company are issued unless the Company’s stockholders before the transaction beneficially own at least 50% of the voting power of the resulting company’s equity and at least a majority of the Board prior to the transaction represent a majority of the board of the resulting company; or (d) the sale of all or substantially all of the assets of the Company.

Amendment or Termination of the 2019 Plan

The Board may amend or terminate the 2019 Plan. However, except in the case of adjustments upon changes in Class A common stock, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable laws or stock exchange rules. The 2019 Plan shall terminate on January 29, 2029, unless previously terminated by the Board.

Amendment of Awards

The Board may amend the terms of any one or more awards. However, the Board may not affect any amendment which would otherwise constitute an impairment of the rights under any award unless the Company requests the consent of the participant and the participant consents in writing.

Clawback and Recoupment

The Company may cancel any award or require the participant to reimburse any previously paid compensation provided under the 2019 Plan or an award agreement in accordance with (a) any Company recoupment policy (including the Charter Communications Compensation Recovery Policy, as amended from time to time), (b) any other agreement or arrangement with a participant, or (c) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated under that act.

Repricing

The 2019 Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the 2019 Plan authorizes repricing, no such repricing has occurred under our equity plans to date.

Federal Income Tax Consequences of Awards

The following is a summary of the U.S. federal income tax consequences of awards granted under the 2019 Plan. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this Proxy Statement and is not a complete description of the U.S. federal income tax laws. This summary is not intended to be exhaustive and does not constitute legal or tax advice. This summary does not address municipal, state or foreign income tax consequences of awards, or federal employment taxes.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon the sale of the shares acquired on exercise will be treated as capital gains or losses.

Incentive Stock Options (ISOs)

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant if at the time of exercise the participant has been employed by the Company or its subsidiaries at all times beginning on the date the ISO was granted and ending not more than 90 days before the date of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum tax liability for the year the shares are sold.

If the participant does not sell the shares acquired on exercise within two years from the date of grant and one year from the date of exercise then on the sale of the shares any amount realized in excess of the exercise price will be taxed as capital gain. If the amount realized in the sale is less than the exercise price, then the participant will recognize a capital loss. If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and the Company will be entitled to a corresponding deduction.

SARs

The grant of a SAR will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the amount of cash received or the fair market value of the shares received and the Company will be entitled to a corresponding deduction for tax purposes. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Restricted Stock and Performance Awards

Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock or performance awards will not result in taxable income to the participant. When the restrictions lapse, the participant will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, or the amount received in the case of awards payed in cash and the Company will be entitled to a corresponding deduction. If the participant makes an election under Code Section 83(b) within thirty days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover any taxes paid.

RSUs

The grant of an RSU will not result in taxable income to the participant. When the RSU vests, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates.

Section 409A

Code Section 409A imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Code Section 409A, while others are exempt. If an award is subject to Code Section 409A and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The 2019 Plan and awards granted under the 2019 Plan are intended to be exempt from or conform to the requirements of Code Section 409A.

Section 162(m) and the Company’s Deduction

Generally, whenever a participant recognizes ordinary income under the 2019 Plan, a corresponding deduction is available to the Company provided that the Company complies with certain reporting requirements. However, under Code Section 162(m), the Company will be denied a deduction for compensation paid to certain senior executives that exceeds $1,000,000. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act (the “Act”), this limitation will apply to the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s other named executive officers, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the $1,000,000 deduction limit. With the passage and signing of the Act, beginning January 1, 2018 (with an exception for certain grandfathered arrangements), the Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered individuals, regardless of whether the compensation is performance-based compensation.

New Plan Benefits

As of the record date, the closing price of our common stock was $350.08. No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and, therefore, the benefits to be awarded under the 2019 Plan, which are subject to the discretion of the Committee, are not determinable at this time. The following table, however, sets forth the aggregate value of benefits or amounts that would have been received by or allocated to each of the following persons or groups, in each case, under the 2019 Plan with respect to fiscal year 2018 if the 2019 Plan had been in effect and the 2009 Plan had not been in effect, in each case, based on awards made under the 2009 Plan:

Name and position	Dollar value ($)	Number of units(1) (#)
Thomas M. Rutledge, Chairman and Chief Executive Officer	—	—
John Bickham, President and Chief Operating Officer	—	—
David G. Ellen, Senior Executive Vice President	—	—
Christopher L. Winfrey, Chief Financial Officer	—	—
Kevin Howard, Chief Accounting Officer and Controller	206,111	7,079
Executive Group	206,111	7,079
Non-Executive Directors Group	3,061,914	10,223
All Employees Group (including all current officers who are not executive officers)	183,194,298	2,026,157

(1)

Such units are inclusive of all awards granted in fiscal 2018, inclusive of restricted stock units, restricted stock and stock options. Restricted stock and restricted stock units are valued based on the closing price on the date of grant. No dollar value is ascribed to stock options.

Securities Authorized for Issuance Under Equity Compensation Plans

The following information is provided as of December 31, 2018 with respect to equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	12,621,045	(1)	$224.42	4,108,291	(1)
Equity compensation plans not approved by security holders	—		$—	—

TOTAL	12,621,045	(1)		4,108,291	(1)

(1)

This total does not include 10,223 shares issued pursuant to restricted stock grants made under our 2009 Stock Incentive Plan to our non-employee directors, which are subject to vesting based on continued employment and market conditions.

For information regarding outstanding equity awards granted to our NEOs, see the information contained in the “Outstanding Equity Awards at Fiscal Year End” table in this proxy statement.

Required Vote

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast at the stockholders meeting. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the approval of the proposal.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF 2019 PLAN.

Proposal No. 3: Ratification of the Appointment of Independent Registered

Public Accounting Firm

(Item 3 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2019. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2019.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2018 and 2017, we incurred fees and related expenses for professional services rendered by KPMG for the audits of Charter and its subsidiaries’ financial statements, for the review of Charter and its subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $8 million and $9 million, respectively.

Audit-Related Fees

Charter incurred audit-related fees to KPMG of approximately $0.2 million during each of the years ended December 31, 2018 and 2017. These services were primarily related to diligence services in 2018 and accounting and reporting consultation in 2017.

Tax Fees

Charter incurred tax fees to KPMG of approximately $1 million and $2 million during the years ended December 31, 2018 and 2017, respectively.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2018 and 2017. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2018, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2018 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board of directors determine. The Audit Committee held four meetings in 2018.

The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2018. The Audit Committee has discussed the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2018.

The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2018.

DAVID C. MERRITT

KIM C. GOODMAN

JOHN D. MARKLEY, JR.

Proposal No. 4: Stockholder Proposal Regarding Proxy Access

(Item 4 on Proxy Card)

This proposal was submitted by the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, One Centre Street, 8th Floor North, New York, NY 10007, in each case the beneficial owners of at least $2,000 worth of shares of our Class A common stock.

RESOLVED: Shareholders of Charter Communications, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/Tdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. Between January 2015 and October 2017, 112 similar shareholder proposals received majority votes and at least 444 companies of various sizes across industries enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

Statement Against Stockholder Proposal Regarding Proxy Access

Our Company is committed to strong corporate governance practices including meaningful stockholder rights and robust engagement measures. Proxy access proposals are largely driven by a genuine and legitimate interest to find ways to ensure that boards are comprised of the right people to effectively represent stockholder interests. Although our board of directors understands that proxy access is a topic of interest among investors, the board believes that this particular proposal is fundamentally flawed for several reasons and is not in the best interest of our stockholders.

The Company’s corporate governance structure reflects our commitment to strong and effective governance practices and a willingness to be responsive and accountable to stockholders. We regularly assess our corporate governance policies to take into account evolving best practices and to address stockholder feedback. Our goals are to align the interests of stockholders, directors, and management; ensure accountability; encourage robust engagement with our key stakeholders; and provide our stockholders with a meaningful voice in both the nomination and the election of directors. The proposal disregards the many mechanisms the Company has instituted to ensure board accountability. The board is accountable to the Company’s stockholders through protections that are embedded in our governing documents and corporate governance practices. These practices include having a Lead Independent Director and majority voting for directors.

Proxy access would also bypass the Nominating and Corporate Governance Committee’s process of identifying and recommending director nominees with a diverse and complementary blend of experiences, skills, qualifications and perspectives, to oversee our business and who can contribute to the overall effectiveness of the board. In undertaking this responsibility, the Nominating and Corporate Governance Committee has a fiduciary duty to act in a manner the committee reasonably believes to be in the best interests of the Company; proxy access stockholder proponents do not have a fiduciary duty when nominating directors.

In addition to the foregoing, the proposal does not require nominating stockowners to disclaim any current intent to effect a change in control, but only requires nominating stockowners to certify that the required shares were originally acquired in the ordinary course and not to change or influence control at the Company. A nominating stockholder’s current intentions would be unknown. In addition, the proposal permits an excessive number of stockholder access candidates, which could disenfranchise other stockholders. Each of our directors is elected annually for a one-year term. The proposal would allow stockholders, some motivated by special or short-term interests, to nominate access candidates for up to four of the board’s seats. Our CEO currently serves as a director and our stockholders’ agreement with Liberty and A/N provides for those stockholders to have up to six directors (currently five based on current stock ownership). Currently, if a stockholder’s nominees were elected, only three out of the thirteen directors would have no connection to the Company or a large stockholder. If our ownership structure were to change, the board may reexamine the issue.

The board believes the right thing to do now is what it has always done — continue to engage with our stockholders to ensure that we have as fulsome an understanding of their views as possible so that it can be incorporated into our approach on this issue.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Proposal No. 5: Stockholder Proposal Regarding Sustainability Reporting

(Item 5 on Proxy Card)

This proposal was submitted by Walden Asset Management, One Beacon Street, Boston, MA 02108, as co-lead filers along with the New York State Common Retirement Fund and the Illinois State Treasurer’s Office, in each case the beneficial owners of at least $2,000 worth of shares of our Class A common stock.

Sustainability Reporting

Resolved, Shareholders request that Charter Communications (Charter) issue an annual sustainability report describing the company’s policies, performance, and improvement targets related to material environmental, social, and governance (ESG) risks and opportunities including greenhouse gas (GHG) reduction targets and goals. The report should be available to shareholders within a reasonable timeframe, prepared at reasonable cost, omitting proprietary information.

Supporting Statement

Company performance on material ESG issues can influence long-term shareholder value. Strong management of material ESG risks has a positive effect on long-term shareholder value and value creation. Failure to adequately manage and disclose performance on material ESG factors can pose significant regulatory, legal, reputational, and financial risk to the company and its shareholders.

The Sustainable Accounting Standards Board (SASB)’s standards provide a framework for identifying material ESG issues and uniformly disclosing sustainability-related information to shareholders in cost-effective manner. The Global Reporting Initiative’s Sustainability Reporting Standards may also provide useful assistance.

SASB identifies Charter’s material ESG issues as energy consumed by infrastructure; data privacy; data security; product end-of-life management; managing systemic risks from technology disruptions; and competitive behavior and open internet. Presently, Charter provides insufficient disclosure on these issues. For instance, Charter does not disclose energy use or GHG data to the public. The magnitude of energy use and the source of energy will become increasing material for Charter as the global regulatory focus on climate change increases including policy incentives for energy efficiency and renewable energy as well as pricing of GHG. The absence of this information challenges investors’ ability to comprehensively evaluate Charter’s management of ESG risks and opportunities.

Investors are increasingly calling for improved corporate disclosure of performance on material ESG issues:

•	Principles for Responsible Investment: 1,900 signatories that represent $81.7 trillion in assets who commit to: “seek appropriate disclosure on ESG issues by the entities in which [they] invest.”

•

SASB Investor Advisory Group: 32 global asset owners and asset managers (including Blackrock, Vanguard, and State Street Global Advisors) with $26 trillion in assets that seek consistent, comparable, and reliable disclosure of material, decision-useful sustainability-related information from corporate issuers.

•

CDP, representing 827 institutional investors globally with approximately $100 trillion in assets, calls for company disclosure on GHG emissions and climate change management programs. 70% of the S&P 500 disclose to CDP.

•

The Task Force on Climate Related Financial Disclosures (TCFD), commissioned by the Financial Stability Board and supported by a cross section of influential investors and business leaders, recommends companies adopt targets to manage climate-related risks and disclose related strategies.

In 2017, KPMG found that 75% of 4,900 global companies had ESG reports. By not reporting, Charter is falling behind its peers, including Sky PLC and Liberty Global, who provide comprehensive ESG reports that include GHG reduction goals.

We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance.

Statement Against Stockholder Proposal Regarding Sustainability Reporting

We agree that environmental, social and governance-related (“ESG”) matters are important and worthwhile areas of focus for the Company. We conduct our business with a compliance focus and have a strong corporate culture of “doing the right thing,” including with respect to ESG matters. However, although the Company remains mindful and vigilant with respect to ESG matters as it hires employees, engages vendors and provides products and services to its customers, we do not believe that separate reporting with respect to our policies and improvement targets as proposed in the stockholder proposal represent an efficient or prudent use of our corporate resources.

Throughout its operations, the Company adheres to ethical business standards, which are described in our Code of Conduct, which is available on our investor relations website along with other governance policies and procedures. We believe that the best use of the Company’s resources is to continue to operate as efficiently as possible as it does now with a continued focus on ESG. For example, the Company has entered into a voluntary agreement regarding reducing the electricity used by consumer premises equipment provided by the Company, and the Company is focused on providing services in a manner that reduces the number of truck rolls thereby reducing associated energy consumption. The Company also has a robust diversity and inclusion program as well as various philanthropic community impact programs. These programs include a Spectrum Housing Assist initiative aimed at repairing tens of thousands of unsafe homes across the country and a Spectrum Digital Education Grant Program. Preparing a formal report of the type sought by the stockholder would require significant time and expense that we believe is better devoted to a continued focus on our operating strategy that also encapsulates ESG focuses.

The Company believes that the Board should assess all risks and opportunities facing the Company, which includes oversight of relevant ESG matters, and our corporate governance practices already contemplates the Board’s oversight of these areas. For example, the Audit Committee, as described in its charter, discusses and considers policies and guidelines to govern the process by which risk assessment and risk management are handled. Accordingly, in addition to its other duties, the Audit Committee periodically reviews the Company’s risk assessment and management. In this role, the Audit Committee considers the nature of the material risks that the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks. It also receives reports, including periodic risk assessments covering a broad range of business, market environment, and operating risks. The Audit Committee regularly reports on these activities to the Board.

Although we disagree with the specific proposal at issue, the Company agrees that management of ESG risks and opportunities is important. Our resistance to this proposal should not be interpreted as a lack of concern by the Board of Directors or the Company about ESG topics or implementing ESG practices, procedures or policies. Although we do not agree with the proposal at this time, the Company will continue to evaluate the nature and extent of its public disclosure related to its ESG practices.

Our Board is responsible to the stockholders of the Company as a whole. In keeping with this mandate and for the reasons described above, we believe that preparing a sustainability report as requested by the proposal would not provide useful information to our stockholders and would not be an efficient use of our financial and human resources. As such, we urge our stockholders to vote against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

CEO Pay Ratio

Charter’s CEO to Median Employee pay ratio for 2018 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. In 2017, for purposes of calculating the pay ratio, the Median Employee was selected based on an analysis of the median 2017 W-2 Box 1 income among all full and part-time U.S. employees, other than the CEO, who were actively employed by Charter as of December 31, 2017. No adjustments were applied to W-2 Box 1 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. Charter’s employees outside of the U.S. were excluded from this analysis on the basis that they collectively represented less than 5% of Charter’s total employee population – as of December 31, 2017, Charter had 95,064 active employees globally, with 403 located outside of the U.S., primarily in the U.K. and India. Charter’s employee population as of December 31, 2018 was comparable, with 98,468 active employees globally, 384 of which were located outside of the U.S.

In 2018, the Median Employee identified in 2017 for purposes of calculating our CEO Pay Ratio had a material change in compensation, resulting in the individual no longer being an appropriate Median Employee pursuant to Item 402(u). For purposes of calculating this year’s pay ratio, a new Median Employee was therefore selected from the prior year’s analysis, conditioned upon such employee still being actively employed by Charter as of December 31, 2018 with no material change to their role or compensation since the original analysis. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

The Median Employee had total annual compensation of $55,560, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. Full-time Charter employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored retirement and health and welfare benefits programs and receive complimentary cable services, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.

The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$8,156,151
Median Employee Total Annual Compensation	$55,560
Ratio of CEO to Median Employee Total Annual Compensation	146.8

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2018 fiscal year.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2020 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2020 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 15, 2019. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board of directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2020 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 4, 2020 and no later than January 29, 2020. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 19, 2016, together with the amendment filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 30, 2018, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2018 is available without charge by accessing the “Investor Relations” section of our website at ir.charter.com. You also may obtain a paper copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Atlantic Street, Stamford, CT 06901, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2018 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2018 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

Annex A

CHARTER COMMUNICATIONS, INC.

2019 STOCK INCENTIVE PLAN

CHARTER COMMUNICATIONS, INC.

2019 STOCK INCENTIVE PLAN

1. Purpose.

The purpose of this Plan is to strengthen Charter Communications, Inc., a Delaware corporation (the “Company”), by providing an incentive to the employees, officers, consultants and directors of the Company, its Subsidiaries and Affiliates and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a written offer of employment), officers, consultants and directors of the Company, its Subsidiaries and Affiliates an added long-term incentive for high levels of performance and unusual efforts through the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Units and Performance Shares, Share Awards, Phantom Stock, Restricted Stock Units and Restricted Stock (as each term is herein defined).

2. Definitions.

For purposes of the Plan:

“Affiliate” means, with respect to any person or entity, any entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

“Agreement” means the written agreement or other instrument evidencing the grant of an Option or Award and setting forth the terms and conditions thereof. An Agreement may be in the form of an agreement to be agreed to by both the Optionee or Grantee and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

“Award” means a grant of Restricted Stock, a Restricted Stock Unit, Phantom Stock, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award or any or all of them.

“Board” means the Board of Directors of the Company.

“Cause” means:

(a) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or Subsidiary, which employment agreement includes a definition of “Cause” (or similar term), the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

(b) in the event an Agreement includes a definition of “Cause” (or similar term), the term “Cause” as used in this plan shall have the meaning set forth in such Agreement for the purposes of such Agreement; and

(c) in all other cases, the Participant (i) has committed any crime; (ii) has committed any act of fraud knowing material misrepresentation or concealment, embezzlement or gross dishonesty; (iii) has committed any act of sex discrimination or sexual harassment under the provisions of any Federal, state or local law, resulting in any of the above cases in a material financial loss to the Company or damage to the reputation of the Company; (iv) has refused to comply with the lawful directives of the Board or of the Participant’s supervisors; (v) has breached any fiduciary duty to the Company or has engaged in conduct which constitutes gross negligence or willful misconduct; (vi) fails to adhere in any material respect to (x) the Company’s Code of Conduct in effect from time to time or (y) any written Company policy, if such policy is material to the effective performance by Participant of Participant’s duties; (vii) Participant’s conviction of, the entering of a guilty plea or plea or nolo contendere or no contest (or the equivalent), or entering into any pretrial diversion program or agreement or suspended imposition of sentence, with respect to either a felony or a crime that adversely affects or could reasonably be expected to adversely affect the Company or its business reputation; or the institution of criminal charges against Participant which are not dismissed within sixty (60) days after institution, for fraud, embezzlement, any felony offense involving dishonesty or constituting a breach of trust, or any felony (including without limitation a crime in any jurisdiction other than the United States or any state thereof in which Company does business which would constitute such a felony under the laws of the United States or any state thereof); (viii) Participant’s admission of liability of, or finding of liability, for a knowing and deliberate violation of any “Securities Laws” (as used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder); or (ix) Participant’s illegal possession or use of any controlled substance, or excessive use of alcohol at a work function, in connection with Participant’s duties, or on Company premises; “excessive” meaning either repeated unprofessional use or any single event of consumption giving rise to significant intoxication or unprofessional behavior.

“Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, property dividend, cash dividend (other than regular, quarterly dividends), combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise.

A “Change in Control” means:

(a) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or a Subsidiary, which employment agreement includes a definition of “Change in Control” (or similar term), the term “Change in Control” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

(b) in the event an Agreement includes a definition of “Change of Control” (or similar term), the term “Change of Control” as used in this plan shall have the meaning set forth in such Agreement for the purposes of such Agreement; and

(c) in all other cases, the occurrence of any of the following:

(i) an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, in determining whether a Change in Control has occurred pursuant to this definition, Shares or voting securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any Subsidiary or Affiliate of the Company, (ii) the Company or any Subsidiary of the Company, (iii) an underwriter acquiring such voting securities in connection with a public offering of such securities; or (iv) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) The individuals who, as of January 29, 2019 are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least one half of the members of the Board or, following a Merger which results in a Parent Corporation (as defined in paragraph (iii)(A)(l) below), the board of directors of the Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least one half of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) A merger, consolidation, reorganization or similar transaction involving the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(1) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), or (y) if any Person or Group, directly or indirectly, owns fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation (such Person or Group shall be defined as a “Parent Corporation”), the Parent Corporation;

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, or (y) the Parent Corporation, if the Parent Corporation, directly or indirectly, owns fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation; and

(3) no Person other than (a) the Company, (b) any Subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Subsidiary or Affiliate of the Company, or (d) any Person who, immediately prior to such Merger had Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, or (y) the Parent Corporation, if the Parent Corporation, directly or indirectly, owns fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation.

(B) A complete liquidation or dissolution of the Company (other than where assets of the Company are transferred to or remain with Subsidiaries of the Company); or

(C) The sale or other disposition of all or substantially all of the assets of the Company, directly or indirectly, to any Person (other than a transfer to a Subsidiary of the Company, or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Subsidiary or Affiliate of the Company or any other assets).

Notwithstanding the foregoing, for 409A Awards that are settled or distributed upon a “Change in Control,” the foregoing definition shall only apply to the extent the applicable event otherwise constituting a “Change in Control” would also constitute a “change in control event” under Code Section 409A.

Unless otherwise provided in an Agreement or employment agreement between a Participant and the Company, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or voting securities as a result of the acquisition of Shares or voting securities by the

Company which, by reducing the number of Shares or voting securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or voting securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or voting securities which increases the percentage of the then outstanding Shares or voting securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Unless otherwise provided in an Agreement or employment agreement between the Participants and the Company, if a Participant’s employment is terminated (A) by the Company without Cause within the thirty (30) day period immediately preceding a Change in Control or (B) by the Company without Cause preceding a Change in Control at the written request of a third party (or such third party’s agent) who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means at least one committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

“Company” means Charter Communications, Inc., a Delaware Corporation.

“Director” means a director of the Company.

“Disability” means:

(a) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or Subsidiary, which employment agreement includes a definition of “Disability” (or similar term), the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; or

(b) in the event an Agreement includes a definition of “Disability” (or similar term), the term “Disability” as used in this plan shall have the meaning set forth in such Agreement for the purposes of such Agreement.

(c) in all other cases, the term “Disability” as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Participant’s ability to perform substantially his or her duties, and for which the Participant is also receiving benefits under the Company’s long-term disability plan, if any, then in effect.

Notwithstanding the foregoing, for 409A Awards that are settled or distributed upon a “Disability,” “Disability” shall mean that a Participant is disabled under Treasury Regulation Section 1.409A-3(i)(4)(i).

“Division” means any of the operating units or divisions of the Company or Subsidiary designated as a Division by the Committee in its discretion.

“Dividend Equivalent Right” means a right to receive all or some portion of the dividends that are or would be payable with respect to Shares, payable in either cash or Shares.

“Eligible Individual” means any of the following individuals who is designated by the Committee in its discretion as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any director, officer or employee of the Company or a Subsidiary or Affiliate of the Company, (b) any individual to whom the Company, or a Subsidiary or an Affiliate of the Company, has extended a formal offer of employment, so long as the grant of any Option or Award shall not become effective until the individual commences employment, or (c) any consultant or advisor of the Company or a Subsidiary. Notwithstanding the foregoing, the eligibility and/or participation of those employees represented by a collective bargaining representative shall be governed solely by the results of good faith negotiations between the Company and such employees’ representative and/or by the express terms of any collective bargaining agreement resulting therefrom.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” on any date means the average of the high and low sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or if there were no reported transaction for such date, the opening transaction price as reported by such exchange for the first trading date following the date by which such value is being determined on the next preceding date, or if such Shares are not so listed or admitted to trading, the average of the high and low sales price per Share on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted or, if there have been no regularly quoted or reported high and low sales prices with respect to Shares on such date, the Fair Market Value shall be the value established by the Board or the Committee in good faith. Notwithstanding the foregoing, Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR may be determined in any manner permitted by Code Section 409A.

“Good Reason” means, unless defined otherwise in an Agreement, (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or Subsidiary, which employment agreement includes a definition of “Good Reason” (or similar term), the term “Good Reason” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect, and (ii) in the case where there is no employment agreement in effect between the Company and the Participant or in the case where there is such an employment agreement, but such employment agreement does not include a definition of “Good Reason” (or similar term), the term “Good Reason” as used in this Plan or any Agreement shall have the following meaning: the occurrence any of the events or conditions described in subsections (1) through (7) hereof, so long as, in the case of events or conditions described in subsections (1) through (7) hereof, the Participant provides notice of the existence of such breach within fifteen (15) days of the Participant’s knowledge of such breach, the Company does not remedy such breach within ninety (90) days of receipt of such notice (the “Cure Period”), and the Participant terminates his or her employment for Good Reason no later than ten (10) days following the Company’s failure to remedy such breach during the Cure Period:

(1) during the twelve (12) month period following a Change in Control, a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Participant of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or any removal of the Participant from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Participant other than for Good Reason;

(2) a reduction in the Participant’s base salary or any failure to pay the Participant any compensation or benefits to which he is entitled within five (5) days of notice thereof;

(3) the Company’s or any Subsidiary’s requiring the Participant to be based at any place more than fifty (50) miles from the Participant’s principal place of employment, except for reasonably required travel on the Company’s business, or relocation pursuant to a voluntary change in position;

(4) during the twelve (12) month period following a Change in Control, the failure by the Company, any Subsidiary or an Affiliate to provide the Participant with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Participant was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

(5) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company or Subsidiary, which petition is not dismissed within sixty (60) days;

(6) any purported termination of the Participant’s employment for Cause by the Company which does not comply with the terms of such definition; or

(7) the failure of the Company or Successor to obtain an agreement from any Successors and Assigns to assume and agree to perform this Plan, as contemplated in Section 16 hereof.

Any event or condition described in subsections (1) through (7) hereof which occurs prior to a Change in Control but which the Participant reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of the Plan notwithstanding that it occurred prior to the Change in Control.

“Grantee” means a person to whom an Award has been granted under the Plan.

“Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

“Nonemployee Director” means a director of the Company who is a “non-employee director” under Rule 16b3 of the Exchange Act.

“Nonqualified Stock Option” means an Option which is not an incentive stock option as defined under Code Section 422.

“Option” means a Nonqualified Stock Option or an ISO.

“Optionee” means a person to whom an Option has been granted under the Plan.

“Participant” means any Eligible Individual to whom Options and/or Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

“Performance Awards” means Performance Units, Performance Shares or either or both of them.

“Performance Cycle” means the time period specified by the Committee in its discretion at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

“Performance Objectives” has the meaning set forth in Section 10.

“Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 10.

“Performance Units” means Performance Units granted to an Eligible Individual under Section 10.

“Phantom Stock” means a right granted to an Eligible Individual under Section 11 representing a number of hypothetical Shares.

“Plan” means this Charter Communications, Inc. 2019 Stock Incentive Plan, as amended from time to time.

“Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 9.

“Restricted Stock Unit” means an Award granted to an Eligible Individual pursuant to Section 9 pursuant to which Shares or cash in lieu thereof may be issued in the future.

“Retirement” means a termination of employment with the Company or a Subsidiary (i) after age 55, (ii) with the sum of the employee’s age and years of service equaling 70 or more, and (iii) following one or more years of service from the date of grant. For the purposes of this definition, “years of service” shall include years of service with the Company, as well as any years of service with an Affiliate or Subsidiary but only during such time as those entities are Affiliates or Subsidiaries.

“Share Award” means an Award of Shares granted pursuant to Section 11.

“Shares” means the Class A Common Stock, par value $.001 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

“Stock Appreciation Right” or “SAR” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 7 hereof.

“Subsidiary” means any entity, whether or not incorporated, in which the Company, directly or indirectly, (i) owns thirty-five percent (35%) or more of the outstanding equity or other ownership interests, (ii) owns thirty-five percent (35%) or more of the outstanding voting power, or (iii) has sole management responsibility. With respect to the grant and administration of Incentive Stock Options, “Subsidiary” shall have the meaning set forth in Code Section 424(f).

“Successors and Assigns” for purposes of the Plan, shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company or a Subsidiary whether by operation of law or otherwise, and any affiliate of such Successors and Assigns.

“Ten Percent Holder” means an employee (together with persons whose stock ownership is attributed to the employee pursuant to Code Section 424(d)) who, at the time an Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company.

“409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock units on terms that will qualify those Awards as 409A Awards, Options, SARs exercisable for Stock, and Restricted Stock units are intended to be designed to qualify as Non-409A Awards unless otherwise expressly specified by the Committee.

3. Administration.

3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. If the Committee consists of more than one (1) member, a quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of one (1) or more Directors and may consist of the entire Board; provided, however, if the Committee consists of less than the entire Board, then with respect to any Option or Award to an Eligible Individual who is subject to Section 16 of the Exchange Act, the

Committee shall consist of at least two (2) Directors, each of whom shall be a Nonemployee Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

3.2 Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons, including but not limited to, a subcommittee comprised of one or more member(s) of the Committee, pursuant to such conditions or limitations as the Committee may establish, and may grant authority to officers or subcommittee members to grant Awards and/or execute agreements or other documents on behalf of the Committee; provided that (i) the Committee may not authorize any such officer or subcommittee member to designate himself or herself as a recipient of any Option or Award and (ii) the resolution authorizing any officer or subcommittee member to grant Options or Awards shall specify the total number of Options or Awards such officer may grant. In the event that the Committee’s authority is delegated to officers or subcommittee members in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such individual for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

3.3 No member of the Committee or the Board or any person designated pursuant to Section 3.2 shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

3.4 Subject to the express terms and conditions set forth herein, the Committee shall have the power and the discretion from time to time to:

(a) determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, (including, but not limited to, the exercise or purchase price (if any), the duration of each Option, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Option and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion), and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b) select those Eligible Individuals to whom Awards shall be granted under the Plan and to determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award (including, but not limited to, the exercise or purchase price (if any), the duration of each Award, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion), and make any amendment or modification to any Agreement consistent with the terms of the Plan;

(c) to construe and interpret the Plan and the Options and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d) to determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan;

(f) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan;

(g) engage an agent to (i) maintain records of Participants and holdings under the Plan, (ii) execute sales transactions in Shares at the direction of an Optionee or Grantee, (iii) deliver sales proceeds as directed by an Optionee or Grantee, (iv) hold Shares owned without restriction at the direction of the Optionee or Grantee and (v) engage in such other activities as the Committee determines from time to time necessary to administer the Plan; and

(h) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

Notwithstanding the foregoing, the participation of an Eligible Individual represented by a collective-bargaining representative shall also be governed by the results of good-faith collective bargaining and/or any collective bargaining agreement resulting therefrom.

4. Stock Subject to the Plan; Grant Limitations.

4.1 Awards under the Plan may be in the form of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Units and Performance Shares, Share Awards, Phantom Stock, Restricted Stock Units and Restricted Stock, cash payments and such other forms as the Committee in its discretion deems appropriate, including any combination of the above. Unless otherwise determined by the Committee, no fractional Shares shall be issued under the Plan nor shall any right be exercised under the Plan with respect to a fractional Share.

4.2 Subject to adjustment pursuant to Section 13, the maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 16,000,000. Following the effective date of this Plan (as described in Section 20.3 hereof), no additional awards shall be made under the Amended and Restated 2009 Stock Incentive Plan, as amended through May 18, 2016. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board in its discretion. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 16,000,000 which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Code Section 422.

4.3 In any calendar year, the maximum aggregate grant date fair value of all awards granted to an individual Nonemployee Director shall not exceed $3,000,000.

4.4 Upon the granting of an Option or an Award, the number of Shares available under Section 4.2 for the granting of further Options and Awards shall be reduced as follows: in connection with the granting of an Option or an Award (other than the granting of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated; provided, however, that (i) if any Option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment of the exercise price, the maximum number of Shares available under Section 4.2 shall be increased by the number of Shares so tendered and (ii) upon settlement of Stock Appreciation Rights, the maximum number of Shares available under Section 4.2 shall be increased by the excess of (x) the number of Shares covered by portion of the Stock Appreciation Right exercised, over (y) the number of Shares delivered in connection with the settlement of the Stock Appreciation Right.

4.5 Whenever any outstanding Option or Award or portion thereof expires, is canceled, is settled in cash (including the settlement of tax withholding obligations using Shares) or is otherwise terminated for any reason without having been exercised or payment having been made by issuance of Shares in respect of the Option or Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder.

5. Option Grants for Eligible Individuals.

5.1 Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. An Award of Options may include Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten years after the earlier of (i) the date this Plan is adopted by the Board or (ii) the date this Plan is approved by the Company’s shareholders.

5.2 Exercise Price. Subject to Section 6.5, the purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee in its discretion and set forth in the Agreement; provided, however, unless otherwise determined by the Committee, the exercise price per Share under each Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted unless the Options are substituted for options issued by another company where the Company or a Subsidiary acquires (whether by purchase, merger, or otherwise) all or substantially all of outstanding capital stock or assets of another company or in the event of any reorganization or other transaction qualifying under Code Section 424.

5.3 Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine in its discretion, provided that an Option shall not be exercisable after the expiration of ten (10) years from the date it is granted. Unless the Committee provides otherwise in the Agreement or in an employment agreement between the Optionee and the Company, subject to the preceding sentence in this Section 5.3, an Option (i) may, upon the death, Disability or Retirement of the Optionee prior to the expiration of the Option, be exercised for up to two (2) years following the date of the Optionee’s death, Disability or Retirement, as applicable, but in any event no later than the original expiration date, (ii) may, following the voluntary termination of service by the Optionee or a termination other than for Cause, be exercised for (a) up to sixty (60) days following the date of termination, or (b) if the Option continues to vest during the Severance Period (as defined below) pursuant to Section 4.3, sixty (60) days following the date the Option vests during such Severance Period, but, in any event, no later than the original expiration date, and (iii) shall, in the event of a termination of service for Cause, be terminated effective immediately prior to such termination, whether or not such Option was then exercisable and, provided further, that termination for this purpose is the later of (x) with respect to an Optionee who upon termination of employment as an employee remains an Eligible Individual shall occur only when the Optionee is no longer an Eligible Individual and (y) with respect to an Optionee who is receiving severance payments shall occur when such payments cease, provided Optionee enters into a release in the form acceptable to the Company. The Committee may, in its discretion, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the first sentence hereof.

5.4 Vesting. Subject to Section 6.4 addressing the effect of a Change in Control, each Option shall entitle the Eligible Individual to purchase, in whole at any time or in part from time to time, twenty-five percent (25%) of the total number of Shares covered by the Option as of the first anniversary of the date of grant and an additional twenty-five percent (25%) of the total number of Shares covered by the Option after the expiration of each of the second, third and fourth anniversaries of the date of grant while the Optionee is an Eligible Individual; provided however, that Options (i) may become exercisable in such other installments (which need not be equal) and at such times as may be designated by the Committee in its discretion and set forth in the Agreement and (ii) unless the Committee provides otherwise in the Agreement or in an employment agreement between the Optionee and the Company, shall continue to vest only while the Optionee is an Eligible Individual. Notwithstanding the foregoing, the vesting of any Option shall continue during the period the Optionee is receiving severance payments (the “Severance Period”) provided Optionee enters into a release in the form acceptable to the Company. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may, in its discretion permit the continued vesting or, accelerate the exercisability of any Option or portion thereof at any time.

5.5 Option Repricing. Notwithstanding anything contained in this Plan to the contrary, the Committee may, in its sole discretion, approve an Option repricing without stockholder approval. For the purposes of the preceding sentence, an “Option repricing” shall include reducing the exercise price per share of any outstanding Option, permitting the cancellation, forfeiture or tender of outstanding Options in exchange for other Awards or for new Options with a lower exercise price per Share, by any other method repricing or replacing any outstanding Option, or taking any other action deemed to be a “repricing” under the rules of the national securities exchange or other market on which the Shares are listed or admitted to trading.

6. Terms and Conditions Applicable to All Options.

6.1 Non-Transferability.

(a) No Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act). Notwithstanding the foregoing, the Committee may, in its discretion, set forth in the Agreement evidencing an Option at the time of grant or thereafter, that the Option may be transferred to (i) one or more members of the Optionee’s family, (ii) a trust for the benefit of the Optionee and/or one or more members of the Optionee’s family, (iii) a trust under the terms of which the Optionee has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Code and/or a reversionary interest, or (iv) a corporation, partnership or limited liability company in which the Optionee, a trust described in clauses (ii) or (iii), and/or one or more members of the Optionee’s family own all of the outstanding shares, partnership interests or membership interests, as applicable (any such person or entity, a “Permitted Transferee”). For this purpose, members of the Optionee’s family shall mean the Optionee’s spouse, parents, children, stepchildren, grandchildren, and more remote descendants, the Optionee’s siblings and descendants of such siblings, and the spouses of such persons. During the lifetime of the Optionee (or, following transfer, the Permitted Transferee), the Option shall be exercisable only by the Optionee (or, following transfer, the Permitted Transferee). The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs, successors and Permitted Transferees of the Optionee.

(b) Notwithstanding anything to the contrary herein, including, without limitation, the provisions of Section 5.3, if an Option has been transferred in accordance with this Section 6.1, the Option shall be exercisable solely by the transferee. The Option shall remain subject to the provisions of the Plan, including that it shall be exercisable only to the extent that the Optionee or Optionee’s estate would have been entitled to exercise it if the Optionee had not transferred the Option. Unless otherwise provided in the Optionee’s Agreement, in the event of the death of the Optionee prior to the expiration of the right to exercise the transferred Option, the period during which the Option shall be exercisable shall terminate on the date one (1) year following the date of the

Optionee’s death. In the event of the death of the transferee prior to the expiration of the right to exercise the Option, the period during which the Option shall be exercisable by the executors, administrators, legatees and distributees of the transferee’s estate, as the case may be, shall terminate on the date one (1) year following the date of the transferee’s death. In no event, however, shall the Option be exercisable after the expiration of the Option period set forth in the terms and conditions of the Agreement. The Option shall be subject to such other rules as the Committee shall determine in its discretion.

6.2 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person, electronically or by mail to the Company (or its designee) specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted; provided, however, that Options may not be exercised by an Optionee for six (6) months following a hardship distribution to the Optionee, to the extent such exercise is prohibited under Treasury Regulation § 1.401(k)-1(d)(3)(B)(2)(iv)(E)(2). The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid, in any of the following forms (or any combination thereof): (a) cash, (b) the transfer of Shares, either actually or by attestation, to the Company, such transfer to be upon such terms and conditions as determined by the Committee in its discretion, (c) withholding of Shares deliverable upon exercise or (d) a combination of any of the foregoing or such other methods as determined by the Committee in its discretion; provided, however, that the Committee may determine at any time in its discretion that the exercise price shall be paid only in cash. In addition, if Shares are regularly traded on an established securities market at the time of exercise, Options may be exercised through a registered broker-dealer pursuant to such “same day sale” procedures which are, from time to time, deemed acceptable by the Committee in its discretion. Any Shares transferred to or withheld by the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the date of exercise of such Option. If requested by the Committee in its discretion, the Optionee shall deliver the Agreement evidencing the Option to the Company (or its designee) who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. Unless otherwise determined by the Committee in its discretion, no fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

6.3 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

6.4 Effect of Change in Control. Notwithstanding any other provision contained in this Plan, except as otherwise provided in an Agreement or employment agreement between the Optionee and the Company, in the event of a Change in Control, any unvested Options issued under this Plan to any Optionee shall vest and become fully exercisable, subject to the provisions of Section 12.2, upon (i) the termination by the Company, Subsidiary, or Affiliate of the Optionee’s employment other than for Cause during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition) or (ii) the termination of the Optionee’s employment for Good Reason, during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition). Except as otherwise provided in an Agreement or employment agreement between the Optionee and the Company, in the event of a Change in Control, the Committee may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least thirty (30) days after the date on which notice of such shortening is given to the Optionees); (ii) arrange to have the surviving or successor entity assume the Options or grant replacement options with appropriate adjustments in the Option prices and adjustments in the number and kind of securities issuable upon exercise so that the options or their replacements either (A) represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of a Change in Control with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Options had such exercise occurred in full prior to such Change in Control, or (B) represent the right to purchase equity securities of such surviving or successor entity, but only if such equity securities are actively traded on an established securities market or (iii) cancel the Options upon the payment to the Optionee in cash and/or securities of the surviving or successor entity (but only if such securities are actively traded on an established securities market) with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated in accordance with this Section 6.4), of an amount that is equal to the Fair Market Value of the Shares subject to the Option or portion thereof over the aggregate exercise price for such Shares under the Option or portion thereof surrendered at the effective time of the Change in Control. The Committee may, in its discretion, also provide for one or more of the foregoing alternatives in any particular Option Agreement.

6.5 ISOs. Notwithstanding anything to the contrary in Section 5 and this Section 6, in the case of the grant of an Option intending to quality as an ISO: (i) if the Optionee is a Ten Percent Holder, the purchase price of such Option must be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an ISO was granted ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in Section 5 and this Section 6 to the contrary, Options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Code Section 422). Should any Option granted under this Plan be designated an “Incentive Stock Option,” but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Stock Option and shall be valid as such according to its terms.

7. Stock Appreciation Rights.

The Committee may, in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine in its discretion) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1 Time of Grant. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2 Stock Appreciation Right Related to an Option.

(a) Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable.

(b) Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may, in its discretion, limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c) Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3 Stock Appreciation Right Unrelated to an Option. The Committee may, in its discretion, grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 7.7), vesting and duration as the Committee shall determine in its discretion, but in no event shall they have a term of greater than ten (10) years. Unless the Committee provides otherwise in the Agreement or in an employment agreement between the Grantee and the Company, subject to the preceding sentence in this Section 7.3, a Stock Appreciation Right (i) may, upon the death, Disability or Retirement of the Grantee prior to the expiration of the Stock Appreciation Right, be exercised for up to two (2) years following the date of the Grantee’s death, Disability or Retirement, but in any event no later than the expiration date, as applicable, (ii) may, following the voluntary termination of service by the Grantee or a termination other than for Cause, be exercised for up to sixty (60) days following the date of termination, but in any event no later than the expiration date, and (iii) shall, in the event of a termination of service for Cause, be terminated effective immediately prior to such termination, whether or not such Stock Appreciation Right was then exercisable. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised.

7.4 Non-Transferability. No Stock Appreciation Right shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

7.5 Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person, electronically or by mail to the Company (or its designee) specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee in its discretion, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Company (or its designee) who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

7.6 Form of Payment. Payment of the amount determined under Sections 7.2(b) or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee, in its discretion, decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

7.7 Effect of Change in Control. Notwithstanding any other provision contained in this Plan, except as otherwise provided in an Agreement or employment agreement between the Grantee and the Company, in the event of a Change in Control, any unvested Stock Appreciation Rights issued under this Plan to any Grantee shall vest and become fully exercisable, subject to the provisions of Section 12.2, upon (i) the termination by the Company, Subsidiary, or Affiliate of the Grantee’s employment other than for Cause, during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition) or (ii) the termination of the Grantee’s employment for Good Reason, during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition). Except as otherwise provided in an Agreement or employment agreement between the Grantee and the Company, in the event of a Change in Control, the Committee may, in its discretion, do one or more of the following: (i) shorten the period during which Stock Appreciate Rights are exercisable (provided they remain exercisable for at least thirty (30) days after the date on which notice of such shortening is given to the Grantees); (ii) arrange to have the surviving or successor entity assume the Stock Appreciation Rights or grant replacement Stock Appreciation Rights with appropriate adjustments so that the Stock Appreciation Rights or their replacements represent the right to receive cash as may be payable as a result of a Change in Control with respect to the amount of cash receivable upon the exercise of the Stock Appreciation Rights had such exercise occurred in full prior to such Change in Control, or (iii) cancel Stock Appreciation Rights upon the payment to the Grantees in cash and/or securities of the surviving or successor entity (but only if such securities are actively traded on an established securities market) with respect to each Stock Appreciation Rights to the extent then exercisable (including any Stock Appreciation Rights as to which the exercise has been accelerated in accordance with this Section 7.7), of an amount that is equal to the Fair Market Value of the Shares subject to the Stock Appreciation Right or portion thereof over the aggregate exercise price for such Shares under the Stock Appreciation Right or portion thereof surrendered at the effective time of the Change in Control. The Committee may, in its discretion, also provide for one or more of the foregoing alternatives in any particular Agreement.

8. Dividend Equivalent Rights.

Dividend Equivalent Rights may be granted to Eligible Individuals in tandem with an Option or Award or as a separate Award. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights is to be deferred, the Committee shall, in its discretion, determine whether such amount is to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee may, in its discretion, determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments as the Committee, in its discretion, determines.

9. Restricted Stock and Restricted Stock Units.

9.1 Grant. The Committee may, in its discretion, grant Awards to Eligible Individuals of Restricted Stock and/or Restricted Stock Units, which shall be evidenced by an Agreement. Restricted Stock is a grant or issuance of Shares the retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates of Restricted Stock. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING CONDITIONS AND CERTAIN RESTRICTIONS ON TRANSFER, SALE AND HYPOTHECATION AND CERTAIN REPURCHASE RIGHTS. A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS GOVERNING SUCH RESTRICTIONS IS SET FORTH IN THE CHARTER COMMUNICATIONS, INC. 2019 STOCK INCENTIVE PLAN AND IN A RESTRICTED STOCK AWARD AGREEMENT. A COPY OF THE PLAN AND AWARD AGREEMENT ARE ON FILE AT THE

CORPORATION’S PRINCIPAL OFFICE.” Awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 9.

9.2 Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee, to the extent required by the Committee and in the manner specified by the Committee, has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may, in its discretion, require as a condition to the issuance of such Shares. If a Grantee shall fail, to the extent required by the Committee, to execute the Agreement evidencing a Restricted Stock Award, or any documents which the Committee may, in its discretion, require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee in its discretion determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares. Participants shall have no rights as a stockholder with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger.

9.3 Non-Transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 9.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated. No Restricted Stock Unit shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act).

9.4 Lapse of Restrictions.

(a) Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse, and Restricted Stock Units shall vest, at such time or times and on such terms and conditions as the Committee may determine in its discretion. The Agreement evidencing the Award shall set forth any such restrictions.

(b) Effect of Change in Control. Notwithstanding any other provision contained in this Plan, except as otherwise provided in an Agreement or employment agreement between the Grantee and the Company, in the event of a Change in Control, any restrictions with respect to Restricted Stock issued under this Plan to any Grantee shall lapse and Restricted Stock Units issued under this Plan to any Grantee shall vest, subject to the provisions of Section 12.2, upon (i) the termination by the Company, Subsidiary, or Affiliate of the Optionee’s employment other than for Cause, during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition) or (ii) the termination of the Optionee’s employment for Good Reason, during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition). Except as otherwise provided in an Agreement or employment agreement between the Grantee and the Company, in the event of a Change in Control, the Committee may, in its discretion, do one or more of the following: (i) arrange to have the surviving or successor entity assume the Restricted Stock or Restricted Stock Units or grant replacement Restricted Stock or Restricted Stock Units with appropriate adjustments in the number and kind of securities so that the Restricted Stock or Restricted Stock Unit Award or its replacement either (x) represents the right to receive cash or Shares as may be payable as a result of a Change in Control with respect to the amount of cash or Shares receivable upon the lapse of the restrictions on the Restricted Stock or Restricted Stock Units had such lapse occurred prior to such Change in Control, or (y) represents the right to the equity securities of the surviving or successor entity, but only if such equity securities are actively traded on an established securities market, or (ii) cancel the Restricted Stock or Restricted Stock Unit Award upon the payment to the Grantees in cash and/or securities of the surviving or successor entity (but only if such securities are actively traded on an established securities market), with respect to each Restricted Stock and Restricted Stock Unit Award to the extent then lapsed (including any Restricted Stock and Restricted Stock Units as to which the lapse of restrictions has been accelerated in accordance with this Section 9.4(b)), of an amount that is equal to the Fair Market Value of the Shares subject to the Restricted Stock or Restricted Stock Unit Award surrendered at the effective time of the Change in Control. The Committee may, in its discretion, also provide for one or more of the foregoing alternatives in any particular Agreement.

9.5 Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall, in its discretion, determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash, or, if such dividends are paid in Shares, whether the Shares shall be deposited with the Company and subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee may, in its discretion, determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent and under the terms provided by the Committee.

9.6 Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock and upon the vesting of Restricted Stock Units, the Committee shall cause a stock certificate to be promptly delivered to the Grantee with respect to such Shares, free of the restrictions set forth in this Section 9. Notwithstanding the foregoing, the Committee may impose such additional restrictions as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

10. Performance Awards.

10.1 Performance Units. The Committee may, in its discretion, grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Section 10.3(c) of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee in its discretion, (ii) in the case of dollar-denominated Performance Units, the specified dollar amount or (iii) a percentage (which may be more than one hundred percent (100%)) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that, the Committee may, in its discretion, at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(a) Vesting and Forfeiture. Subject to Sections 10.3(c) and 10.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

(b) Payment of Awards. Subject to Section 10.3(c), payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 10.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee shall, in its discretion, determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

10.2 Performance Shares. The Committee may, in its discretion, grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

(a) Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has, to the extent required by the Committee and in the manner specified by the Committee, executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail, to the extent required by the Committee, to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Non-Transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Sections 10.2(c) or 10.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may, in its discretion, also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c) Lapse of Restrictions. Subject to Section 10.3(c) and 10.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

(d) Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash or, if such dividends are paid in Shares, whether the Shares shall be deposited with the Company and subject to the same restrictions on transferability and forfeitability as the Performance Shares with respect to which they were paid. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee may, in its discretion, determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(e) Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

10.3 Performance Objectives.

(a) Establishment. Performance Objectives for Performance Awards may be based on and expressed in terms of one or more business criteria, including, without limitation, the following critiera: (i) revenue, (ii) net income, (iii) operating income, (iv) earnings, (v) net earnings, (vi) Share price, (vii) cash flow, (viii) EBITDA, (ix) total shareholder return, (x) total shareholder return relative to peers, (xi) financial returns (including, without limitation, return on assets, return on equity and return on investment), (xii) cost reduction targets, (xiii) customer satisfaction, (xiv) customer growth, (xv) employee satisfaction, (xvi) pre-tax profits, (xvii) net earnings, or (xiii) any combination of the foregoing. Performance Objectives (and underlying business criteria, as applicable) may be in respect of: (i) the performance of the Company, (ii) the performance of any of its Subsidiaries, (iii) the performance of any of its Divisions, (iv) a per Share basis, (v) a per subscriber basis, (vi) any other metric or measure determined by the Committee, or (vii) any combination of the foregoing. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The formula for determining Performance Objectives may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesigns, structural changes/outsourcing, and foreign exchange impacts.

(b) Effect of Certain Events. At the time of the granting of a Performance Award, or at any time thereafter, the Committee may, in its discretion, provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

10.4 Effect of Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee in its discretion and set forth in the Agreement evidencing the Award or in an employment agreement between the Grantee and the Company, and subject to the provisions of Section 12.2, upon (i) the termination by the Company, Subsidiary, or Affiliate of the Optionee’s employment other than for Cause, during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition) or (ii) the termination of the Optionee’s employment for Good Reason, during the thirteen (13) month period following the Change in Control (taking into account the deemed termination provisions of the last paragraph of such definition).

(a) With respect to Performance Units, the Grantee shall (i) become vested in all outstanding Performance Units as if all Performance Objectives had been satisfied at the maximum level and (ii) be entitled to receive in respect of all Performance Units which become vested as a result of a Change in Control a cash payment within ten (10) days after termination of employment.

(b) With respect to Performance Shares, all restrictions shall lapse immediately on all outstanding Performance Shares as if all Performance Objectives had been satisfied at the maximum level.

(c) The Agreements evidencing Performance Shares and Performance Units shall provide for the treatment of such Awards (or portions thereof), if any, which do not become vested as the result of a Change in Control, including, but not limited to, provisions for the adjustment of applicable Performance Objectives.

(d) Notwithstanding the above, except as otherwise provided in an Agreement or employment agreement between the Grantee and the Company, the Committee may, in its discretion, do one or more of the following: (i) arrange to have the surviving or successor entity assume the Performance Units or Performance Shares or grant replacement Performance Units or Performance Shares, as applicable, with appropriate adjustments so that such Awards or their replacements either (x) represent the right to receive cash or Shares as may be payable as a result of a Change in Control with respect to the amount of cash or Shares receivable upon the vesting of the Performance Units or Performance Shares had such vesting occurred in full prior to such Change in Control, or (y) represent the right to receive equity securities of the surviving or successor entity, but only if such equity securities are actively traded on an established securities market, or (ii) cancel the Performance Units or Performance Shares upon the payment to the Grantees in cash with respect to each such Award to the extent then otherwise payable in cash and/or securities of the surviving or successor entity (but only if such securities are actively traded on an established securities market) or in Shares (including any Awards as to which vesting or lapse of restrictions has taken place in accordance with (a) and (b) of this Section 10), of an amount, with respect to Performance Units, that is equal to the amount of cash payable as if all Performance Objectives had been satisfied at the maximum level, and, with respect to Performance Shares, that is equal to the Fair Market Value of the Shares payable as if all Performance Objectives had been satisfied at the maximum level.

10.5 Non-Transferability. Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

11. Other Share Based Awards.

11.1 Share Awards. The Committee may, in its discretion, grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.2 Phantom Stock Awards.

(a) Grant. The Committee may, in its discretion, grant shares of Phantom Stock to any Eligible Individual. Such Phantom Stock shall be subject to the terms and conditions established by the Committee in its discretion and set forth in the applicable Agreement.

(b) Payment of Awards. Upon the vesting of a Phantom Stock Award, the Grantee shall be entitled to receive a cash payment in respect of each share of Phantom Stock which shall be equal to the Fair Market Value of a Share as of the date the Phantom Stock Award was granted, or such other date as determined by the Committee in its discretion at the time the Phantom Stock Award was granted. The Committee may, in its discretion, at the time a Phantom Stock Award is granted, provide a limitation on the amount payable in respect of each share of Phantom Stock. In lieu of a cash payment, the Committee may, in its discretion, settle Phantom Stock Awards with Shares having a Fair Market Value equal to the cash payment to which the Grantee has become entitled.

12. Effect of a Termination of Employment.

12.1 The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter. In addition, such terms and conditions may be set forth in an Agreement or employment agreement between the Eligible Individual and the Company.

12.2 Excise Tax Limitation.

(a) Notwithstanding anything contained in this Plan to the contrary, except as otherwise provided in an Agreement or employment agreement between the Eligible Individual and the Company, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of the Optionee or Grantee by the Company (within the meaning of Code Section 280G and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Optionee or Grantee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Optionee or Grantee received the entire amount of such Total Payments. Unless the Optionee or Grantee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Optionee or Grantee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) The determination of whether the Total Payments shall be reduced as provided in Section 12.2(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Optionee or Grantee from among the four largest accounting firms in the United States or at the Optionee’s or Grantee’s expense by an attorney selected by the Optionee or Grantee. Such accounting firm or attorney (the “Determining Party”) shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Optionee or Grantee within ten (10) days of the termination of Optionee’s or Grantee’s employment. If the Determining Party determines that no Excise Tax is payable by the Optionee or Grantee with respect to the Total Payments, it shall furnish the Optionee or Grantee with an opinion reasonably acceptable to the Optionee or Grantee that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Optionee or Grantee. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination of the Determining Party as to the extent of the reduction, if any, pursuant to Section 12.2(a), or to have such Determination reviewed by an accounting firm selected by the Company, at the Company’s expense. If the Company’s accounting firm and the Determining Party do not agree, a third accounting firm shall be jointly chosen by the Determining Party and the Company, at the Company’s expense, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Optionee or Grantee.

13. Adjustment Upon Changes in Capitalization.

(a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate proportional adjustments to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual in any one calendar year period, (iii) the number and class of Shares or other stock or securities or other property (including cash) which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefor, if applicable, (iv) for Stock Appreciation Rights unrelated to an Option, the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, and (v) the Performance Objectives.

(b) Any adjustment pursuant to this Section 13 in respect of Options or Stock Appreciation Rights that are Non-409A Awards shall be made only to the extent consistent with Treasury Regulation Section 1.409A-1(b)(5)(v) or a successor provision.

(c) If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

14. Effect of Certain Transactions.

Subject to Sections 6.4, 7.7, 9.4(b), and 10.4 or as otherwise provided in an Agreement or employment agreement between the Eligible Individual and the Company, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Plan and each Option and Award issued hereunder shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more of the following: (i) shorten the period during which Options and Awards are exercisable (provided they remain exercisable for at least thirty (30) days after the date on which notice of such shortening is given to the Optionees or Grantees); (ii) accelerate the vesting schedule or the lapse of any restrictions with respect to Options and Awards, (iii) arrange to have the surviving or successor entity assume the Options and Awards or grant replacement Options and Awards with appropriate adjustments in the exercise prices, and adjustments in the number and kind of securities issuable upon exercise or lapse of restrictions or adjustments so that the Options and Awards or their replacements represent the right to purchase or receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Options and Awards had such exercise occurred in full prior to the Transaction, or (iv) with the prior written consent of the Optionee or Grantee (unless otherwise stated in the Agreement), cancel the Options and Awards upon the payment to the Grantees in cash (A) with respect to each Option and Award to the extent exercisable for or payable in Shares, of an amount that is equal to the Fair Market Value of the Shares subject to the Award or portion thereof over the aggregate exercise price for such Shares under the Award or portion thereof surrendered at the effective time of the Transaction, or (B) with respect to each Award to the extent not exercisable for or payable in Shares, of an amount that is equal to the cash value of the Award or portion thereof surrendered at the effective time of the Transaction. The Committee may, in its discretion, also provide for one or more of the following alternatives in any particular Agreement. The treatment of any Option or Award as provided in this Section 14 shall be conclusively presumed to be appropriate for purposes of Section 10.

15. Interpretation.

The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

16. Successors; Binding Agreement.

This Plan shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to comply with the terms of the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

17. Termination and Amendment of the Plan or Modification of Options and Awards.

17.1 Plan Amendment or Termination. The Plan shall terminate as of the tenth (10th) anniversary of January 29, 2019 (the date of its adoption by the Board) and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) no such amendment, modification, suspension or termination shall impair or adversely alter in any material respect any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

17.2 Modification of Options and Awards. Subject to the provisions of the Plan, no modification of an Option or Award shall adversely alter or impair in any material respect any of the Participant’s rights or the Company’s obligations under the Option or Award without the consent of the Optionee or Grantee, as the case may be.

18. Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

19. Regulations and Other Approvals; Governing Law; Jury Trial Waiver.

19.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

19.2 Unless otherwise specified in an applicable Agreement, any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be brought in any Court in St. Louis County, Missouri, and the Company and each Participant shall submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Company and each Participant shall irrevocably waive any objections which he, she or it may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Plan or any Award Agreement brought in any Court in St. Louis County, Missouri, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. The Company and each Participant shall waive any right he, she or it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Plan or any Award Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party to any Award Agreement or relating to this Plan in any way.

19.3 The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee in its discretion.

19.4 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

19.5 Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee in its discretion.

19.6 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may, in its discretion, require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

20. Miscellaneous.

20.1 Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may, in its discretion, also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

20.2 Withholding of Taxes.

(a) At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee or Grantee may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes. Notwithstanding the foregoing, the Committee may, in its discretion, provide that an Optionee or Grantee shall not be entitled to exercise or receive an Award, as applicable, for which cash has not been provided by the Optionee or Grantee with respect to the Withholding Taxes applicable to such Award.

(b) Notwithstanding the foregoing, if Options have been transferred pursuant to the provisions of Section 6.1 the Optionee shall provide the Company with funds sufficient to pay such tax withholding when such withholding is due. Furthermore, if such Optionee does not satisfy the applicable tax withholding obligation, the transferee may provide the funds sufficient to enable the Company to pay the tax withholding. However, if Options have been transferred, the Company shall have no right to retain or sell without notice, or to demand surrender from the transferee of, Shares in order to pay such tax withholding.

(c) Required Consent to and Notification of Code Section 83(b) Election. No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(d) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten (10) days thereof.

20.3 Effective Date. The effective date of this Plan shall be as determined by the Board in its discretion, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company (i) pursuant to a written consent or (ii) present, or represented, and entitled to vote at a meeting of stockholders duly held, in either case in accordance with the applicable laws of the State of Delaware within thirteen (13) months of the adoption of the Plan by the Board. If any Awards are granted under the Plan before the date of such shareholder approval, such Awards automatically shall be granted subject to such approval.

20.4 Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an Option or Award term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Code Section 490A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i)(separation from service) to a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i). The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participant(s) and not with the Company.

20.5 Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under FAS 123(R) shall not become subject to “variable” accounting solely due to the existence of such authority.

20.6 Company Recoupment of Awards. A Participant’s rights with respect to any Option or Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy (including the Charter Communications Compensation Recovery Policy, as amended from time to time), or other agreement or arrangement with an individual, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

20.7 Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 20.7 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

20.8 Payments in the Event of Forfeitures; Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.9 Right of Setoff. The Company or any Subsidiary or Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a Subsidiary or Affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award that are owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that no such setoff may be made if such setoff would result in the imposition of penalties under Code Section 409A. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 20.9.

20.10 Unfunded Status of Awards; Creation of Trusts. To the extent that any Award is deferred compensation, the Plan is intended to constitute an “unfunded” plan for deferred compensation with respect to such Award. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Agreement shall give any Participant the right to any specific assets or securities of the Company or any Subsidiary or Affiliate.

20.11 Conditions and Restrictions Upon Securities Subject to Awards. Each Participant to whom an Award is made under the Plan shall (i) enter into an Agreement with the Company that shall contain such provisions consistent with the provisions of the Plan, as may be approved by the Committee and (ii) to the extent the Award is made at a time prior to the date Shares are not listed for trading on an established securities exchange, enter into a “Stockholder’s Agreement” that is substantially similar in all material respect to any stockholder’s agreement entered into by any other employee of the Company or its Subsidiaries in connection with the Award of any equity-based compensation. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

20.12 Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Options and Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Options and Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Affiliates shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any Option or Award unless a registration statement with respect to the Shares underlying such Option or Award is effective and current or the Company has determined that such registration is unnecessary. References in this Plan to a particular law, rule or regulation shall be deemed to include all subsequent amendments, modifications and interpretations as well as any successor provision thereto.

20.13 Deferral of Gains. The Committee may, in an Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to an Award (other than an Option or Stock Appreciation Right). Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Code Section 409A(a)(1)(B).

20.14 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason and with or without cause.

20.15 Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee’s determination under the Plan (including, without limitation, determination of the Eligible Employees who shall be granted Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Agreements and the establishment of Performance Objectives) need not be uniform and may be made by it selectively among Eligible Employees who receive or are eligible to receive Awards under the Plan, ether or not such Eligible Employees are similarly situated.

20.16 No Rights as Stockholder. No Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

20.17 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

20.18 Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

20.19 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

20.20 Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

20.21 Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to any Awards hereunder.

[End of Document]

CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2019 for shares held directly and by 11:59 p.m. Eastern Time on April 19, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2019 for shares held directly and by 11:59 p.m. Eastern Time on April 19, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E66409-P17290-Z73873	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. W. Lance Conn	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
	1b. Kim C. Goodman	☐	☐	☐	2.	Proposal to approve the Charter Communications, Inc. 2019 Stock Incentive Plan	☐	☐	☐
	1c. Craig A. Jacobson	☐	☐	☐	3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2019	☐	☐	☐
	1d. Gregory B. Maffei	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 4 and 5:
	1e. John D. Markley, Jr.	☐	☐	☐	4.	Stockholder proposal regarding proxy access	☐	☐	☐
	1f. David C. Merritt	☐	☐	☐	5.	Stockholder proposal regarding sustainability reporting	☐	☐	☐
	1g. James E. Meyer	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.
	1h. Steven A. Miron	☐	☐	☐
	1i. Balan Nair	☐	☐	☐
	1j. Michael A. Newhouse	☐	☐	☐
	1k. Mauricio Ramos	☐	☐	☐
	1l. Thomas M. Rutledge	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
	1m. Eric L. Zinterhofer	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E66410-P17290-Z73873

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 23, 2019 8:30 AM Mountain Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 23, 2019, at 6350 S Fiddler’s Green Circle, 2nd Floor (Room C), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2019 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2019 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E66411-Z73873	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —  —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. W. Lance Conn	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
	1b. Kim C. Goodman	☐	☐	☐	2.	Proposal to approve the Charter Communications, Inc. 2019 Stock Incentive Plan	☐	☐	☐
	1c. Craig A. Jacobson	☐	☐	☐	3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2019	☐	☐	☐
	1d. Gregory B. Maffei	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 4 and 5:
	1e. John D. Markley, Jr.	☐	☐	☐	4.	Stockholder proposal regarding proxy access	☐	☐	☐
	1f. David C. Merritt	☐	☐	☐	5.	Stockholder proposal regarding sustainability reporting	☐	☐	☐
	1g. James E. Meyer	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.
	1h. Steven A. Miron	☐	☐	☐
	1i. Balan Nair	☐	☐	☐
	1j. Michael A. Newhouse	☐	☐	☐
	1k. Mauricio Ramos	☐	☐	☐
	1l. Thomas M. Rutledge	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
	1m. Eric L. Zinterhofer	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E66412-Z73873

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 23, 2019 8:30 AM Mountain Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Mountain Daylight Time on April 23, 2019, at 6350 S Fiddler’s Green Circle, 2nd Floor (Room C), Greenwood Village, CO 80111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side